UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

CHINA CHEMICAL CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: common stock, par value $.0001 per share

(2)
Aggregate number of securities to which transaction applies: 6,259,400 shares of common stock (consisting of 6,259,400 shares of common stock outstanding on October 12, 2011 that are not owned by NSH and its affiliates).

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of 6,259,400 shares of common stock outstanding on October 12, 2011 that are not owned by NSH and its affiliates multiplied by $1.50.  The filing fee was determined by multiplying 0.00011460 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $9,389,100 (6,259,400 shares of common stock outstanding on October 12, 2011 that are not owned by NSH and its affiliates multiplied by $1.50)

(5)	Total fee paid: $1,075.99 (the product of the proposed maximum aggregate value of the transaction and 0.00011460).

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy – Subject to Completion

October __, 2011

CHINA CHEMICAL CORP.
1, Electric Power Road
Zhou Cun District
Zibo, P.R. China
+86 0533-6168699

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend a special meeting of the stockholders of China Chemical Corp. (“CHCC”), which will be held at CHCC’s offices at, 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China, on ___________, 2011 at 9 a.m. local time.  At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 12, 2011, among CHCC, NSH and CHCC Acquisition Co., Inc. (“Merger Sub”), which provides for the merger of Merger Sub with and into CHCC, with CHCC as the surviving corporation.

If the merger agreement is approved and the merger is completed, each share of CHCC common stock, other than shares held by NSH and its subsidiaries, shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, shares which are subject to an agreement with certain stockholders and NSH (the “Contributing Party Agreement”) and shares which are subject to litigation in the matter of Zibo Jiazhou Chemical Co., Ltd. v. PAMCO Management, Ltd. and Po Sun Liu (Case No.: (2011) Lushangchuzi No. 15) (the “PAMCO Management Litigation”), will be converted into the right to receive $1.50 in cash, without interest.  Shares which are subject to the PAMCO Management Litigation will not be convertible into the right to receive any merger consideration until such litigation is concluded.  As a result of the merger, CHCC will no longer be a publicly held company quoted on the Over The Counter Bulletin Board, but will instead be privately owned.

On September 27, 2011, CHCC’s board of directors unanimously approved and adopted the merger agreement and determined that the transactions it contemplates are fair to and in the best interests of CHCC and its unaffiliated stockholders.  Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.  In arriving at its recommendation, our board of directors carefully considered a number of factors which are described in the accompanying Proxy Statement.

The date, time and place of the special meeting to consider and vote upon the merger agreement will be as follows:

__________________, 2011
9 a.m. local time
1, Electric Power Road
Zhou Cun District
Zibo, P.R. China

The attached Proxy Statement gives you detailed information about the special meeting, the merger agreement and the merger, and a copy of the merger agreement is included as Annex A to the Proxy Statement.  You should read the Proxy Statement and the merger agreement carefully.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own.  The merger cannot be completed unless a majority of our shares of common stock outstanding on the record date vote for the adoption of the merger agreement.  Although holders of a majority of our outstanding shares have already agreed to vote in favor of the merger, your vote is important.  Your failure to respond will have the same effect as a vote against the merger.  Therefore, whether or not you plan to attend the special meeting, please complete and promptly mail your proxy card in the enclosed return envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card and in the accompanying Proxy Statement.  This will not prevent you from voting in person at the special meeting if you so desire.

If you have any questions or need assistance voting your shares, please call 86 533-6168-699 .

Sincerely yours,
Lu Feng
Chief Executive Officer, President and
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

This Proxy Statement is dated __________, 2011 and is first being mailed to stockholders of CHCC on or about __________, 2011.

CHINA CHEMICAL CORP.
1, Electric Power Road
Zhou Cun District
Zibo, P.R. China
+86 0533-6168699

________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ____________, 2011

AT 9:00 A.M. LOCAL TIME

A special meeting of stockholders of China Chemical Corp. (“CHCC”) will be held at CHCC’s offices at, 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China on ____________, 2011 at 9 a.m. local time, for the following purposes:

1.           To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 12, 2011, among CHCC, New Source Holding Co., Ltd. (“NSH”), and CHCC Acquisition Co., Inc. (“Merger Sub”), which provides for the merger of Merger Sub with and into CHCC, with CHCC as the surviving corporation, and the conversion of each share of outstanding common stock of CHCC (other than (i) shares held by NSH, CHCC, or any of their respective subsidiaries and the Contributing Parties described hereafter, (ii) shares subject to litigation in the matter of Zibo Jiazhou Chemical Co., Ltd. v. PAMCO Management, Ltd. and Po Sun Liu (Case No.: (2011) Lushangchuzi No. 15), which shares will not be honored for payment until the litigation is concluded, or (iii) shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $1.50 in cash, without interest; and

2.           To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of CHCC common stock at the close of business on ___________, 2011 are entitled to notice of the meeting and to vote at the meeting or at any adjournment or postponement thereof.  All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of CHCC common stock you own.  The adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of outstanding common stock held by stockholders of CHCC entitled to vote.  Although holders of a majority of our outstanding shares have already agreed to vote in favor of the merger, your vote is important.  The proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy.  Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the meeting if you are unable to attend.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies.

If you fail to return your proxy card, and do not vote at the meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and it will have the same effect as a vote AGAINST the adoption of the merger agreement.  If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted.

Under Delaware law, holders of CHCC common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by Delaware state courts if the merger is completed, but only if they properly exercise their appraisal rights by complying with all of the required procedures under Delaware law.  See “Appraisal Rights” beginning on page 31 of the accompanying Proxy Statement and Annex C to the Proxy Statement.

The merger agreement is described in the accompanying Proxy Statement, which you are urged to read carefully.  A copy of the merger agreement is attached to the accompanying Proxy Statement as Annex A for your information.

By Order of the Board of Directors,

Lu Feng
Chief Executive Officer, President and
Chairman of the Board of Directors

Zibo, P.R. China

October ___, 2011

Exchange and Payment Procedures	44
Representations and Warranties	45
Conduct of Our Business Pending the Merger	46
Stockholders’ Meeting	47
No Solicitation of Transactions	47
Employee Benefits	48
Agreement to Take Further Action and to Use Reasonable Best Efforts	49
Other Covenants and Agreements	49
Conditions to the Merger	50
Termination	51
Fees and Expenses	51
Amendment and Waiver	51
ADDITIONAL INFORMATION REGARDING CHCC	52
Summarized Financial Data	52
Book Value Per Share	52
Projected Financial Information	53
Directors and Executive Officers of CHCC	54
Market for Common Stock and Dividends	55
Security Ownership of Certain Beneficial Owners and Management	56
Prior Purchases and Sales of CHCC Common Stock	56
ADDITIONAL INFORMATION REGARDING THE NSH PARTIES	57
NSH	57
Merger Sub	57
GOLDEN PARACHUTE COMPENSATION	59
HOUSEHOLDING	59
STOCKHOLDER PROPOSALS	59
WHERE YOU CAN FIND MORE INFORMATION	60

ANNEXES:

Annex A                Agreement and Plan of Merger
Annex B                Opinion of Rockwell Global Capital, LLC
Annex C                Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET

The following summary highlights the most material terms of the transaction described in this Proxy Statement.  We encourage you to read carefully this entire Proxy Statement, its annexes and the documents referred to or incorporated by reference in this Proxy Statement.  You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 60.  Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

Parties to the Merger (Page 40)

The parties to the merger are:

•	China Chemical Corp., which we sometimes refer to in this Proxy Statement as “we,” the “company” or “CHCC,” a Delaware corporation;

•	New Source Holding Co., Ltd., which we sometimes refer to in this Proxy Statement as “NSH,” a Delaware corporation; and

•	CHCC Acquisition Co., Inc., which we sometimes refer to in this Proxy Statement as “Merger Sub,” a Delaware corporation and wholly-owned subsidiary of NSH.

Whenever we refer to the merger agreement in this Proxy Statement, we are referring to the Agreement and Plan of Merger, dated as of October __, 2011, among CHCC, NSH and Merger Sub attached as Annex A to this Proxy Statement.  You should read the merger agreement because it, and not this Proxy Statement, is the legal document that governs the merger.

The Proposal (Page 41)

You will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into CHCC, with CHCC continuing as the surviving company.  Immediately following the merger, CHCC, as the surviving corporation, will become a privately held company, controlled by NSH.  We refer to that merger as the “merger.”  See “Special Factors—Certain Effects of the Merger” and “Special Factors—Interests of CHCC’s Directors and Officers in the Merger.”

The Special Meeting (Page 41)

The special meeting will be held on _____, 2011, starting at 9 a.m., local time, at CHCC’s offices at, 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.

Record Date (Page 41)

Only holders of shares of CHCC common stock of record at the close of business on _______ __, 2011, the record date for the special meeting, are entitled to notice of and to vote at the meeting.  Each holder of record of shares of CHCC common stock on the record date will have the right to one vote for each share of common stock held.

Effects of the Merger (Page 29)

If the merger is completed, holders of our common stock (other than (i) dissenting stockholders who properly exercise their statutory appraisal rights under Delaware law, (ii) parties holding the Litigation Shares (as defined herein), whose shares will not be honored for payment until the litigation is concluded, and (iii) NSH, its subsidiaries and the Contributing Parties to the extent described in the next paragraph and elsewhere in this Proxy Statement) will receive $1.50 per share in cash, without interest, for each share of CHCC common stock owned at that time.

In connection with the execution of the Merger Agreement, NSH (with our consent) entered into an agreement with Lu Feng, Lu Linglang, Li Bin, Yan Kai, Yu Hong Tian, Lu Ning, Han Ying, Lu Tian Yu, Zhou Qing, Zhang Lian Fang, Lu Yang, Liu Heng Fang, Zhang Lian Jun, Wang Song, Li Zhi Bin, An Ming, Express sky Limited, Bright Success Asia Pacific Limited, Able Profit International Limited and Eternal Success International Limited (collectively, the “Contributing Parties”), holders of collectively 23,755,600  shares of our common stock (approximately 79.15% of the outstanding shares of our common stock) pursuant to which, the Contributing Parties have agreed to vote all of the shares of CHCC held by them in favor of the merger and to contribute such shares to NSH at the closing of the merger.  In exchange for these contributions, NSH will issue shares of NSH to these individuals.  Following the merger, NSH would own all of the common stock of CHCC as the company surviving the merger and the Contributing Parties will own collectively all of the stock of NSH.  As a result of the merger, our stockholders, other than NSH and the Contributing Parties, as stockholders of NSH, will no longer have a direct or indirect equity interest in CHCC.  Our common stock will no longer be quoted on the Over the Counter Bulletin Board (the “OTCBB”), and the registration of our common stock under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated.  See “Special Factors—Certain Effects of the Merger.”

Treatment of Outstanding Options (Page 29)

If the merger is completed, all outstanding options to purchase shares of CHCC common stock not exercised prior to the merger will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of CHCC common stock underlying the options multiplied by the amount (if any) by which $1.50 exceeds the option exercise price, without interest and less any applicable withholding taxes.  There are, however, no options outstanding as of the date of this Proxy Statement and the Company does not have any plans to issue any options.  See “Special Factors—Certain Effects of the Merger.”

Interests of CHCC’s Directors and Officers in the Merger (Page 31)

In considering the proposed merger, you should be aware that some of our directors and officers have interests in the merger that may be different from, or in addition to, you interests as a CHCC stockholder generally, including:

•	ownership of all of the outstanding stock of NSH by the Contributing Parties;

•	continued employment of our named executive officers, including pursuant to any potential new compensation arrangements that may be agreed between them and NSH; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation to current and former directors and officers of CHCC and its subsidiaries.

These arrangements are more fully described under “Special Factors—Certain Effects of the Merger” and “Special Factors—Interests of CHCC’s Directors and Officers in the Merger.”

Our board of directors was aware of these interests and considered them, among other matters, prior to providing its recommendations with respect to the merger agreement.

The PAMCO Management Litigation (page 30)

Under its arrangements with PAMCO Management Limited, the Company’s financial advisor in connection with the share exchange of September 2010, the Company delivered consideration in the form of cash and shares of its common stock in consideration for certain specified services.  The Company did not receive some of those services although the consideration was delivered in advance.  The Company has been unable to resolve this issue with PAMCO Management Limited and on September 22, 2011 commenced litigation in a court in Shandong Province, PRC, against PAMCO Management Limited and Po Sun Liu, its Chairman, with respect to this matter.  Pursuant to this litigation, the Company seeks the return of $1.8 million paid to PAMCO Management Limited, and either the return to the Company for cancellation of those shares of its common stock received by this financial advisor or its nominees or payment for such shares. Since we became a public company, other than the shares issued prior to the share exchange, we have not, since the share exchange, conducted any offering of shares of our common stock and we have not issued or sold any shares of our common stock.  Consequently, shares available for purchase or trading by the public have entered the market principally as a result of re-sales by PAMCO or its affiliates of shares which are the subject of the litigation (these are sometimes referred to in this Proxy Statement as the “Litigation Shares”) and may be shares for which we seek cancellation.  We, therefore, urge stockholders to be certain of the source of their shares and for prospective buyers of shares to confirm that the shares they are considering purchasing are not Litigation Shares.

Required Vote (Page 41)

In order to complete the merger under Delaware law and the terms of our certificate of incorporation, stockholders holding at least a majority of the number of votes entitled to be cast must vote “FOR” the adoption of the merger agreement.  Failing to vote your shares of CHCC common stock or abstaining will have the same effect as a vote AGAINST the merger.

Share Ownership of Directors and Executive Officers (Page 56)

As of the record date, our directors and current executive officers beneficially owned in the aggregate (excluding options) 17,903,460 shares, or approximately 59.65% of the outstanding shares of CHCC common stock.  Each of our directors and executive officers intends to vote all of the shares he or she owns in favor of the merger.

Our Position as to the Fairness of the Merger; Board Recommendation (Page 17)

As a result of meetings held by our board of directors and negotiations by our board of directors, the members of the board unanimously agreed to approve and adopt the merger agreement and to submit the merger agreement to the CHCC stockholders for their adoption and approval.

The board of directors unanimously:

•
determined that the merger agreement, the merger and the transactions it contemplates are substantively fair to and in the best interests of us and our unaffiliated stockholders and that the processes used by the board in reaching its determinations were procedurally fair to our unaffiliated stockholders;

•	adopted the merger agreement and the transactions it contemplates, including the merger; and

•	recommended the adoption by our stockholders of the merger agreement.

For the factors considered by our board of directors in reaching their respective recommendations with respect to the merger agreement and the merger, see “Special Factors—Our Purposes and Reasons for the Merger; Recommendation of the CHCC Board of Directors; Fairness of the Merger.” See also “Special Factors—Interests of CHCC’s Directors and Officers in the Merger.”

Opinion of Rockwell Global Capital (Page 20 and Annex B)

The board of directors received an opinion from an independent investment banking firm, Rockwell Global Capital, LLC, which we refer to as Rockwell Global Capital, to the effect that, as of September 23, 2011, and based on and subject to the matters and qualifications described in its opinion, the cash merger consideration of $1.50 per share without interest was fair, from a financial point of view, to the holders of CHCC common stock other than NSH and its affiliates.  This opinion is attached as Annex B to this Proxy Statement.  Rockwell Global Capital was not retained by the board to evaluate strategic alternatives for CHCC, and Rockwell Global Capital did not undertake any such evaluation or advise or make any recommendation to the board regarding the same or provide other investment banking services to CHCC or its board of directors.

Rockwell Global Capital provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger, and the opinion of Rockwell Global Capital is not a recommendation as to how any stockholder should vote or act with respect to any matter relating to the merger.  We encourage you to read the opinion (including the assumptions and qualifications contained therein) and the section entitled “Special Factors—Opinion of Rockwell Global Capital” carefully and in its entirety.  We have paid Rockwell Global Capital a cash fee of $60,000 in connection with the delivery of its opinion, which fee is not contingent on the actual consummation of the merger.  We also agreed to reimburse Rockwell Global Capital for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and to indemnify Rockwell Global Capital against certain liabilities arising out of its engagement.

Position of the NSH Parties as to the Fairness of the Merger (Page 27)

The NSH Parties believe that the consideration to be received in the merger by CHCC’s unaffiliated stockholders is fair to such stockholders from a financial point of view and that the merger is procedurally fair to CHCC’s unaffiliated stockholders.  Whenever we refer to the “NSH Parties” in this Proxy Statement, we are referring to NSH, Merger Sub and the Contributing Parties.

What We Need to Do to Complete the Merger (Page 50)

We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived.  These conditions include, among others:

•	the approval of the merger agreement by the required vote of our stockholders;

•	the absence of any law, order or injunction preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the representations and warranties of CHCC and of NSH and Merger Sub being true and correct, subject to material adverse effect qualifications; and

•	CHCC’s, NSH’s and Merger Sub’s performance, in all material respects, of their covenants and agreements in the merger agreement.

At any time before the merger, to the extent legally allowed, our board of directors may waive NSH’s and Merger Sub’s compliance with any of the conditions contained in the merger agreement applicable to them without the approval of CHCC’s stockholders, and NSH may waive CHCC’s compliance with any of the conditions applicable to CHCC contained in the merger agreement.  As of the date of this Proxy Statement, neither CHCC nor NSH expects that any condition will be waived.

Regulatory Approvals That Must be Obtained (Page 36)

The merger is not subject to any regulatory approvals.

Termination of the Merger Agreement (Page 51)

Either we or NSH may terminate the merger agreement at any time prior to the effective time of the merger, whether prior to or after our stockholders approve the merger agreement, if:

•
the merger has not been completed by April 1, 2012, so long as the party seeking to terminate has not materially breached its obligations under the merger agreement in any manner that has primarily contributed to the failure to complete the merger by that date;

•
any law or final non-appealable order restrains, enjoins or prohibits the completion of the merger, so long as the party seeking to terminate has used its reasonable best efforts to have the injunction or restraint lifted; or

•	the merger agreement has been submitted to our stockholders for adoption and the required vote has not been obtained.

We may also terminate the merger agreement if:

•
NSH has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement and that breach or failure would result in the failure of a closing condition and the breach or failure has not been or cannot be cured within the time period specified; or

•
prior to the receipt of the stockholder vote, our board of directors has received a superior proposal and enters into a definitive agreement implementing the superior proposal, provided we have complied with our obligations under the merger agreement.

NSH may also terminate the merger agreement if:

•
we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and that breach or failure would result in the failure of a closing condition and the breach or failure has not been or cannot be cured within the time period specified; or

•
our board of directors withdraws or modifies its recommendation of the merger agreement, fails to recommend to our stockholders that it approves the merger agreement or approves or recommends any alternative proposal.

Additionally, we and NSH may terminate the merger agreement by mutual written consent at any time prior to the effective time of the merger, whether prior to or after our stockholders approve the merger agreement.

Financing for the Merger; Source and Amount of Funds (Page 35)

The merger agreement does not contain any condition relating to the receipt of financing by NSH and Merger Sub.  CHCC estimates that the total amount of funds necessary to consummate the merger and related transactions, and to pay related fees and expenses, will be approximately $9.6 million.  This amount is expected to be provided through a combination of:

•	the “roll-over” of (i) all of the shares of CHCC currently owned by the Contributing Parties having a value, based on the merger consideration of $1.50 per share, of $35,633,400; and

•	CHCC’s available cash of approximately $10 million.

No Solicitation of Transactions (Page 47)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries and our board of directors’ ability to change or withdraw its recommendation of the merger agreement.  Notwithstanding these restrictions, under circumstances specified in the merger agreement, we may respond to certain unsolicited competing proposals or terminate the merger agreement and enter into an agreement with respect to a superior proposal, each under the specific circumstances set forth in the merger agreement.  See “The Merger Agreement—No Solicitation of Transactions.”

Rights of Appraisal (Page 36 and Annex C)

Delaware law provides you with appraisal rights in the merger.  This means that, if you fully comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration.  The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.  To exercise your appraisal rights, you must deliver a written demand for appraisal to us before the vote on the merger agreement at the special meeting and you must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement.  Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.  A copy of Section 262 of the Delaware General Corporation Law is attached to this Proxy Statement as Annex C.

Material United States Federal Income Tax Consequences (Page 32)

The receipt of cash for CHCC common stock or compensatory options in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares you surrender.

THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION.  YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF HOW THE MERGER WILL AFFECT YOU.

Where You Can Find More Information (page 60)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 60.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger.  These questions and answers may not address all questions that may be important to you as a stockholder of CHCC.  Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving these materials?

A:
You are receiving this Proxy Statement and proxy card because you own shares of CHCC common stock.  Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the matters to be addressed at the special meeting of stockholders.

Q:	Where and when is the special meeting? (page 41)

A:	The special meeting will take place at CHCC’s offices at, 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China, on __________, 2011, at 9 a.m. local time.

Q:	What matters will be voted on at the special meeting? (page 41)

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What is the proposed transaction? (page 43)

A:
Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into CHCC, with CHCC being the surviving corporation.  After the merger is completed, our common stock will cease to be quoted on the OTCBB and CHCC will be a privately held company owned by NSH.  In turn, all of the outstanding shares of NSH will be held by the Contributing Parties.

Q:	What will I receive if the merger is completed? (page 43)

A:
Unless you are a Contributing Party or are a party in the PAMCO Management Litigation, you will have the right to receive $1.50 in cash, without interest, for each share of your CHCC common stock, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law.

Q:	What is the PAMCO Litigation and how does it affect the Merger? (page 30)

A:
Under its arrangements with PAMCO Management Limited, the Company’s financial advisor in connection with the share exchange of September 2010, the Company delivered consideration in the form of cash and shares of its common stock in consideration for certain specified services.  The Company did not receive some of those services although the consideration was delivered in advance.  The Company has been unable to resolve this issue with PAMCO Management Limited and on September 22, 2011 commenced litigation in a court in Shandong Province, PRC, against PAMCO Management Limited and Po Sun Liu, its Chairman, with respect to this matter.  Pursuant to this litigation, the Company seeks the return of $1.8 million paid to PAMCO Management Limited, and either the return to the Company for cancellation of those shares of its common stock received by this financial advisor or its nominees or payment for such shares.  Since we became a public company, other than the shares issued prior to the share exchange, we have not, since the share exchange, conducted any offering of shares of our common stock and we have not issued or sold any shares of our common stock.  Consequently, shares available for purchase or trading by the public have entered the market principally as a result of re-sales by PAMCO or its affiliates of Litigation Shares and may be shares for which we seek cancellation.  We, therefore, urge stockholders to be certain of the source of their shares and for prospective buyers of shares to confirm that the shares they are considering purchasing are not Litigation Shares.

Q:	How does CHCC’s board of directors recommend that I vote? (page 17)

A:
Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.  You should read “Special Factors—Our Purposes and Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What process did CHCC’s board of directors use to determine that the merger is fair to CHCC’s unaffiliated stockholders? (page 16)

A:
Our board of directors took several steps to ensure that the process by which the merger was reviewed and approved would produce a transaction that was procedurally and substantively fair to our unaffiliated stockholders.  These steps included:

•	obtaining approval of the merger from our three independent directors;

•	obtaining a fairness opinion from an independent investment banking firm regarding the fairness, from a financial point of view, of the merger consideration; and

•	negotiating provisions in the merger agreement that, in certain circumstances, allow us to consider competing proposals received from third parties without any obligation to pay a termination fee.

Q:	Are there risks to be considered? (page 29)

A:
Under the terms of the merger agreement, the per share cash consideration of $1.50 will not change even if the market price of CHCC common stock changes before the merger is completed.  If the merger is completed, unaffiliated stockholders of CHCC will not participate in any future earnings, losses, growth or decline of CHCC.  For other factors to be considered, see “Special Factors,” particularly “—Certain Effects of the Merger, —Plans for CHCC After the Merger” and “—Interests of CHCC’s Directors and Officers in the Merger.”

We are restricted from soliciting other proposals to engage in certain transactions with us.  The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries and our board of directors’ ability to change or withdraw its recommendation of the merger agreement.  Notwithstanding these restrictions, under certain circumstances specified in the merger agreement, we may respond to certain unsolicited competing proposals or terminate the merger agreement and enter into an agreement with respect to a superior proposal, each under the specific circumstances set forth in the merger agreement.  See “The Merger Agreement—No Solicitation of Transactions.”

Q:	When do you expect the merger to be completed?

A:
The parties to the merger agreement are working toward completing the merger as quickly as possible.  If our stockholders approve the merger agreement and the other conditions to the merger are satisfied or waived, the merger is expected to be completed in the fourth calendar quarter of 2011.

Q:	What are the U.S. federal income tax consequences of the merger to me? (page 32)

A:
The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws.  For more detailed information regarding the U.S. federal income tax consequences of the merger to the stockholders, see “Special Factors – Material U.S. Federal Income Tax Consequences.”

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION.  YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:	Who is entitled to vote at the special meeting? (page 41)

A:
The record date for the special meeting is __________ __, 2011.  Only holders of CHCC common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meeting? (page 41)

A:	The presence of holders of a majority of the shares entitled to vote outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the special meeting.

Q:	What vote of our stockholders is required to approve the merger agreement? (page 41)

A:
For us to complete the merger, stockholders holding at least a majority of the number of votes entitled to be cast at the close of business on the record date must vote “FOR” the adoption of the merger agreement.  Accordingly, the failure to vote or an abstention will have the same effect on this vote as a vote against adoption of the merger agreement.

Q:	What do I need to do now? (page 42)

A:
We urge you to read this Proxy Statement carefully, including its annexes and the documents referred to or incorporated by reference in this Proxy Statement, and to consider how the merger affects you.  If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy by telephone or via the Internet, or by mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:
No.  After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock for the merger consideration.  If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.  Please do not send your certificates in now.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me? (page 42)

A:
No.  Your broker, bank or nominee will only vote if you provide instructions on how to vote.  You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.  Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	What happens if I return my proxy card but I do not indicate how to vote? (page 42)

A:
If you properly return your proxy card, but do not include instructions on how to vote, your shares of CHCC common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the adoption of any meeting adjournment proposal.  CHCC’s management does not currently intend to bring any other proposals to the special meeting.  If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	May I vote in person? (page 42)

A:
Yes.  You may attend the special meeting of CHCC stockholders and vote your shares in person whether or not you sign and return your proxy card.  If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	Can I change my vote? (page 42)

A:
Yes, you can change your vote at any time before your proxy is voted at the special meeting.  If you are a stockholder of record, you may revoke your proxy by notifying CHCC’s Corporate Secretary, Yan Kai, in writing at China Chemical Corp., 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China, or by submitting a new proxy by mail, dated after the date of the proxy being revoked.  In addition, your proxy may be revoked by attending the special meeting and voting in person (you must both attend and vote in person; simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card.  Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares are voted.

Q:	Where can I find more information about CHCC? (page 60)

A:	You can find more information about CHCC from various sources described under “Where You Can Find More Information.”

Q:	Who can help answer my other questions?

A:
If you have more questions about the merger, please contact the Company at +86 0533-6168699 or 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.  If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

 Background of the Merger

On September 24, 2010, the Company entered into an Agreement and Plan of Merger and Reorganization with its newly formed wholly-owned subsidiary, China Chemical Corp., pursuant to which China Chemical Corp. was merged into and with the Company. In connection with the merger, the Company changed its name from Bomps Mining, Inc. to China Chemical Corp. In accordance with §253 of the Delaware General Corporation Law (the “DGCL”), the Company was not required to obtain shareholder approval of the merger with its wholly-owned subsidiary. In addition, on September 24, 2010, the Company effected a nine-to-one stock dividend whereby each stockholder of record of the Company as of October 7, 2010 (the “Record Date”) was issued 9 shares of common stock for each 1 share of common stock which they hold as of the Record Date (the “Stock Dividend”), unless otherwise indicated in this Annual Report, all share amounts reflect the Stock Dividend.

On September 30, 2010, the Company entered into a Share Exchange Agreement with Gold Champ Consultants Limited, a Hong Kong corporation (“Gold Champ”) and the shareholders of Gold Champ, pursuant to which the Company acquired 100% of the issued and outstanding capital of Gold Champ in exchange for 19,861,700 shares of the Company’s common stock, par value $0.0001 (the “Share Exchange”).  Gold Champ is a holding company whose asset was 100% of the registered capital of Zibo Costar Information Consulting Co., Ltd. (“Zibo Costar Information Consulting”), a Wholly-Owned Foreign Enterprise organized under the laws of the People’s Republic of China (“PRC”). All of Gold Champ's operations are conducted in China through Zibo Costar Information Consulting, and through contractual arrangements with Zibo Jiazhou Chemical Industry Co., Ltd., a limited liability enterprise organized under the laws of the People’s Republic of China (“Zibo Jiazhou Chemical”). Zibo Jiazhou Chemical is a manufacturing company that is based in Shandong, China. It is principally engaged in the manufacturing of organic chemical compounds. At the time of the Share Exchange, the Company was not engaged in any active business.

Following the Share Exchange, the Company carried on the business of Zibo Jiazhou Chemical, our PRC operating entity, as our sole line of business.  Immediately following the closing of the Share Exchange, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Liabilities (the “Conveyance Agreement”), the Company transferred all of its pre-Share Exchange assets and liabilities to its wholly-owned subsidiary, Bomps Mining Holdings, Inc. (“SplitCo”).  Thereafter, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), the Company transferred all of the outstanding capital of SplitCo to one of its shareholders in exchange for the cancellation of 30,000,000 shares of the Company’s common stock (the “Split-Off Transaction”). Following the Share Exchange and the Split-Off Transaction, the Company discontinued its former business and is now engaged in the chemical manufacturing business.  As a result of the share exchange and related transactions, the former shareholders of Gold Champ, including the Contributing Parties, now own securities that in the aggregate represent approximately 66% of the equity in the Company.

The Company and the Contributing Parties have concerns about the availability of capital to the Company in the public financial markets and believe that the costs of public company compliance for the Company are too high.  Other than the issuance of shares by the Company’s predecessor in a public offering in 2008 for $0.03 per share, for which the predecessor only received proceeds of $30,000, the Company has not sold any shares in a private placement or a public offering.

Our board of directors and senior management periodically and regularly evaluate our long-term strategic alternatives and prospects for continued operations as an independent company.

In its consent on September 19, 2011, the board considered the concept of the company becoming privately held generally.  The board took into account the Company’s performance as a U.S. publicly traded company, including our small market capitalization, the limited amount of analyst coverage for our stock and our high costs of compliance with Securities and Exchange Commission requirements.  The board evaluated the Contributing Parties’ proposal and then retained Rockwell Global Capital, an independent investment banking firm, to assist it in evaluating the fairness, from a financial point of view, of the Contributing Parties’ offer.

On September 19, the board adopted resolutions by written consent in lieu of a meeting (i) authorizing and ratifying the negotiation of the merger and the definitive merger agreement with the Contributing Parties and NSH, the entity to be formed by the Contributing Parties, (ii) ratifying the appointment of Rockwell Global Capital to assist in evaluating the fairness, from a financial point of view, of the Contributing Parties’ offer, (iii) authorizing the President of the Company to select a date for the special meeting of the stockholders of the Company to vote on the merger, (iv) authorizing the preparation of this Proxy Statement and appointing Lu Feng and Lu Lingliang as proxies to vote all shares of common stock of the Company as directed on the proxy cards submitted by the stockholders, (v) approving the contribution of shares of the Company by the Contributing Parties to NSH and (vi) appointing Yan Kai as Secretary of the Company.

On September 23, 2011, the Company’s outside counsel delivered to CHCC the first draft of a merger agreement.

At the September 27, 2011 board meeting, Rockwell Global Capital and the board reviewed and discussed the status of Rockwell Global Capital’s financial analyses regarding the fairness, from a financial point of view, of the merger consideration offered by the Contributing Parties.  CHCC’s outside legal counsel summarized the terms of the merger agreement and the other ancillary documents and discussed the general transaction timeline if the board were to approve the merger agreement.  Outside counsel also discussed the possibility of creating a special committee of independent directors to approve and negotiate the transaction.  The board also reviewed with Rockwell Global Capital the financial projections and sensitivity analyses provided by CHCC to Rockwell Global Capital as well as Rockwell Global Capital’s key assumptions and judgments with respect to its analysis.  Rockwell Global Capital then delivered its analysis of the merger consideration and rendered to the board its opinion that, as of September 19, 2011, and based on and subject to the matters (including the assumptions and qualifications) described in its opinion, the merger consideration was fair from a financial point of view to the holders of CHCC common stock, other than the Contributing Parties and its affiliates.

The board did not consider the possibility of a potential acquisition of the company by another party because the board had determined that the company was not for sale.  The board decided not to form a special committee for evaluating and negotiating the transaction as the independent directors of the board comprised a majority of the board and, other than the public offering in 2008 by the Company’s predecessor for $0.03 per share, which offering resulted in only $30,000 in proceeds, the Company has never sold shares through either a private placement or a public offering.

Following these presentations and further discussion, the board of directors unanimously determined that the merger was both substantively and procedurally fair to CHCC’s unaffiliated stockholders and advisable and in the best interests of CHCC and its stockholders.  The board unanimously adopted the merger agreement and the ancillary documents and recommended the adoption by the company’s stockholders of the merger agreement and the transactions contemplated thereby.

Following this meeting, the parties negotiated the final changes to the transaction documents, and on October 12, 2011. CHCC, NSH and Merger Sub executed the merger agreement and the related agreements.  That afternoon, after market close, CHCC and NSH issued a press release announcing the execution of the merger agreement.

The board of directors believes that given the amount of the merger consideration and the fact that it is all cash, the transaction with NSH offers the best opportunity for unaffiliated stockholders to realize the value of their investment in the company at this time.

 Our Purposes and Reasons for the Merger; Recommendation of Our Board of Directors; Fairness of the Merger

The purposes of the merger are:

•
to provide cash for our unaffiliated stockholders in an amount that exceeds the present market value and in so doing to deliver to them, on a present value basis, a value for their stock that is well within the range of expectations for the near term;

•
to provide liquidity for our unaffiliated stockholders, as the market for the company’s stock is thin and, therefore, execution of substantial sales of stock without impacting market price is difficult; and

•	to take the Company private to eliminate the burden of the expenses related to public company compliance.

The premium reflected in the merger consideration allows our stockholders to realize, on a present value basis, the amount by which the market price of the stock might increase as a result of the company’s operations in the near term in current market conditions.  The board determined that the company’s current business plan would not as readily or as reliably provide liquidity for the unaffiliated stockholders in the same amounts as are available as a result of the merger especially given the expense of being a public company and maintaining compliance with SEC rules and regulations.  Therefore, the board believes that given the amount of the merger consideration and the fact that it is all cash, the transaction negotiated with NSH offers the best opportunity for unaffiliated stockholders to realize the value of their investment in the company at this time.

Substantive Fairness

In the course of reaching its determination that the $1.50 per share cash merger consideration and the other terms of the merger agreement are fair to CHCC’s unaffiliated stockholders, CHCC’s board of directors considered a number of factors, including the following:

•	The Company’s previous financial advisor did not succeed in obtaining capital for the Company;

•	The Company has been unable to obtain additional capital through other sources or channels;

•
Other than the initial public offering by the Company’s predecessor in 2008, in which shares were issued for $0.03 per share, no present holder of shares of Company common stock purchased their shares for cash from the Company, and no shareholder acquired shares from the Company for an amount in excess of the consideration being offered to each stockholder pursuant to the merger agreement;

•
the net book value of the company’s stock, or $2.96 per share as at June 30, 2011—integral to this consideration was the recognition that this does not take into account (i) a significant impairment related to bad debts owed to the Company, which were not treated as such until August, 2011 and (ii) the fact that the calculation also includes cash of the company which would be used in executing the company’s growth strategy, and that the remaining net book value was a reflection of assets of limited resale value;

•
the fact that, while in the board’s estimation, the current management team is strong, it is comprised of a small number of capable individuals and good managers are required and are often difficult to find or to replace;

•
the fact that, based on the board’s analysis and evaluation, the consideration negotiated with NSH fell well within the range of terminal values available for the stock of the company over the period ending in 2011;

•	the board of directors’ understanding of management’s views and forecasts regarding the future financial performance of CHCC, and the historical financial performance of CHCC relative to forecasts;

•
the market performance of CHCC common stock and the fact that the merger consideration of $1.50 per share represents (i) a 2,500% premium over CHCC’s closing share price of $0.06 on October 11, 2011, the day before the merger agreement was entered into and  (ii) a 1,154% premium over CHCC’s average closing share price of $0.13 over the 30-day period ending September 26, 2011 (the day prior to the acceptance of NSH’s final offer)

•
the qualifications and reputation of Rockwell Global Capital, and the opinion of Rockwell Global Capital that the consideration to be paid in the merger is fair, from a financial point of view, to the holders of CHCC common stock, other than NSH and its affiliates;

•
the proposed financial and other terms of the merger and the merger agreement, and the terms and conditions of the merger agreement, including deal protection provisions that would permit the board of directors to continue to exercise its fiduciary duties, including by responding to unsolicited acquisition proposals in certain circumstances prior to CHCC stockholders’ approving the merger agreement, and permitting termination of the agreement by CHCC, in certain circumstances, in connection with the receipt of a superior proposal and without having to pay any termination fee;

•
the fact that the consideration to be paid to CHCC stockholders is all cash, that the contingencies involved in the merger appeared acceptably limited and the expectation that the parties will be able to consummate the merger without undue delay; and

•
the board of directors’ view that, considering all of the relevant factors (including stated value, likelihood of consummation, risks to achieving stockholder value and the other reasons described in this section) and in the exercise of its judgment, the merger was superior to the other alternatives considered.

The board did not consider liquidation value to be significant, as the company was not for sale (in whole or in part), the principal asset of value was the company’s cash and the company’s other assets excluding accounts receivable would have been difficult to liquidate.

Procedural Fairness

After the initial presentation to the board on September 19, 2011, the Board reviewed and evaluated the merger proposal, evaluating the company’s current value, assessing whether the company should be considered for sale and considering other strategic alternatives. Importantly, although the two other members of the board, Lu Feng and Lu Lingliang are interested parties, the board is a five-person board, three of whom are independent.  See “—Background of the Merger”.

What follows in list form is a summary of the procedural safeguards that the board of directors believes were and are present to ensure the fairness of the merger and to permit the board of directors to represent CHCC’s unaffiliated stockholders, which the board of directors has determined support its decision and provide assurance as to the procedural fairness of the merger to CHCC’s unaffiliated stockholders:

•	a majority of the Board consists of independent directors who have no interest in the proposed merger except for a nominal amount of shares owned by one of the independent directors;

•
the fact that the members of the board of directors will be adequately compensated for their services and that their compensation is not contingent on approving or consummating the merger agreement or any other particular potential strategic option; and

•	the fact that under Delaware law, the stockholders of CHCC will have the right to demand appraisal of their shares.

Risks and Negative Factors

The board of directors also considered a variety of risks and potentially negative factors concerning the merger, including:

•	the fact that the Contributing Parties will own approximately 79% of the outstanding shares of stock of the Company, which amount is sufficient to cause the stockholders to approve the merger;

•
the fact that the Company’s board did not form a separate special committee to negotiate the merger even though two of the members of the board – Mr. Lu Feng and Mr. Lu Lingliang – are Contributing Parties and will continue to be, indirectly through their ownership of NSH, stockholders of the Company after the merger;

•
the fact that, after the merger is completed, the current stockholders of CHCC, other than NSH and its subsidiaries and the Contributing Parties, would no longer be equity holders in CHCC and therefore would no longer participate financially in the potential risks or potential benefits associated with CHCC common stock and CHCC’s continued ability to execute its business plans;

•	the fact that CHCC’s remedy for breach of the merger agreement by NSH or Merger Sub, or their failure to complete the merger, does not include a liquidated damages payment amount payable by NSH; and

•	the fact that receipt of the merger consideration will be taxable to United States stockholders of CHCC for United States federal income tax purposes.

On the basis of the foregoing, the board of directors (i) determined that the merger agreement and the transactions it contemplates, including the merger, are substantively fair to and in the best interests of CHCC and its unaffiliated stockholders, and that the processes used by the board in reaching its determinations were procedurally fair to CHCC’s unaffiliated stockholders; (ii) approved the merger agreement and the transactions contemplated thereby, including the merger; and (iii) recommended the adoption by our stockholders of the merger agreement.  The action of the board of directors was unanimous.

Among other factors considered, the board of directors expressly adopted the analysis and the opinion of Rockwell Global Capital relating to the fairness, from a financial point of view, of the merger consideration, in its assessment of the value of CHCC as a going concern and reaching its determination as to the fairness of the transactions contemplated by the merger agreement.  The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger.  After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors.  In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors.  In addition, individual members of the board of directors may have assigned different weights to various factors.  The board of directors recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

 Opinion of Rockwell Global Capital

The board retained Rockwell Global Capital on September 7. 2011 to evaluate the fairness, from a financial point of view, to the holders of the outstanding common stock of CHCC (other than NSH and its affiliates) of the merger consideration to be received by those stockholders under the merger agreement.  Rockwell Global Capital was not retained by the board to evaluate strategic alternatives for CHCC, and Rockwell Global Capital did not undertake any such evaluation or advise or make any recommendation to the board regarding the same or provide other investment banking services to CHCC it board of directors.

At the September 27, 2011 meeting of the board of directors, Rockwell Global Capital gave its opinion that, as of September 19, 2011 and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the CHCC stockholders in connection with the proposed transaction was fair from a financial point of view to those holders.  For the purposes of Rockwell Global Capital’s fairness opinion and the related analyses, our stockholders are defined to exclude NSH and its affiliates to the extent any is a holder of CHCC common stock; consequently, Rockwell Global Capital offers no opinion regarding the fairness of the merger consideration, from a financial point of view, to NSH or its affiliates.

The full text of the written opinion of Rockwell Global Capital, dated September 23, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Rockwell Global Capital, is attached as Annex B to this Proxy Statement.  You should read the written opinion carefully and in its entirety.  This summary is qualified in its entirety by reference to the full text of the written opinion.

Rockwell Global Capital’s opinion, which is addressed to CHCC’s board, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by CHCC stockholders in connection with the merger.  Rockwell Global Capital’s opinion does not constitute a recommendation to any holder of CHCC stock as to how such stockholder should vote at the CHCC special meeting and does not address any other aspect of the merger or any related transaction.

In connection with rendering its opinion, Rockwell Global Capital, among other things:

1.	Reviewed certain publicly available financial statements and other business and financial information of CHCC;

2.	Reviewed certain internal financial statements and other financial and operating data concerning CHCC;

3.
Reviewed certain financial projections prepared by CHCC’s management relating to the projected future earnings and cash flows of CHCC, as well as certain sensitivity adjustments thereto prepared by CHCC’s management at the direction of CHCC’s board of directors;

4.	Discussed the past and current operations and financial condition and the prospects of CHCC with senior executives of CHCC;

5.	Reviewed the reported prices and trading activity for CHCC’s common stock;

6.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

7.	Compared the financial performance of CHCC with that of certain other publicly-traded companies comparable with CHCC;

8.	Reviewed the prices and trading activity of the common stock of certain other publicly-traded companies;

9.	Reviewed the financial terms and conditions contained within the draft of the Merger Agreement dated September 23, 2011; and

10.	Performed such other analyses, reviewed such other information and considered such other factors as Rockwell Global Capital deemed appropriate.

In connection with its review, Rockwell Global Capital assumed and relied upon the accuracy and completeness of all information we supplied or which was otherwise made available to Rockwell Global Capital by us, or any other party, and did not undertake any duty or responsibility to verify independently any of such information.  Rockwell Global Capital did not make and will not obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of CHCC.  With respect to financial projections, sensitivity analyses and other information and data provided to or otherwise reviewed by or discussed with Rockwell Global Capital, Rockwell Global Capital has assumed that such projections and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and has relied upon each party to advise Rockwell Global Capital promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Rockwell Global Capital assumed that the merger would be consummated on the terms described in the merger agreement.  Furthermore, Rockwell Global Capital assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived.  Rockwell Global Capital also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on us.  Rockwell Global Capital expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger.  In the capacity of rendering the opinion, Rockwell Global Capital reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Rockwell Global Capital took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) the current and projected financial position and results of operations of the company; (ii) the historical market prices and trading activity of our common stock; (iii) our historical and projected revenues, operating earnings, net income, capitalization and certain other publicly held companies in businesses Rockwell Global Capital believes to be similar to CHCC; (iv) financial and operating information concerning selected business combinations which Rockwell Global Capital deemed comparable in whole or in part; (v) historical acquisition premiums paid relative to the market stock prices of selected companies; (vi) the discounted present value of the projected future cash flows of CHCC; and (vii) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Rockwell Global Capital to the board at its meeting on September 27, 2011, which material was considered by Rockwell Global Capital in rendering the opinion described below.  No company or transaction used in the analyses described below is directly comparable to us or the merger.

Trading Analysis

Rockwell Global Capital analyzed our historical closing prices and cumulative trading volume over the preceding twelve-month period and compared that data to the value of the proposed merger consideration.  The results of this analysis are summarized below:

	Price Per Share	Implied Premium

Merger consideration value	$1.50	---
3-Month volume weighted average price for the period ending September 19, 2011*	$0.33	355%
6-Month volume weighted average price for the period ending September 19, 2011*	$0.92	63%
52-week volume weighted average price for the period ending September 19, 2011*	$1.76	(15)%

*           Note that the 3-Month, 6-Month, and 52-week period referenced above is for the year ended September 19, 2011, which was the internal cut-off date necessary for Rockwell Global Capital to ensure that the draft opinion and supporting analyses were distributed for review internally and to the CHCC board prior to the meeting in which the directors voted.

Selected Public Companies Analysis

Rockwell Global Capital analyzed the relative valuation multiples for a select group of chemical products companies listed in US.  Rockwell Global Capital deemed seven such companies most relevant to its analysis based upon a variety of criteria, including: the nature of their business models, margins, products, and others.  Those companies are:

•	Asia Carbon Industries, Inc.
•	Changda International Holdings, Inc.
•	China Agri-Business Inc.
•	China GengSheng Minerals, Inc
•	China RuiTai International Holdings Co., Ltd.
•	China Sun Group High-Tech Co.
•	Shiner International, Inc.

Rockwell Global Capital calculated various financial multiples for each company, including: (i) price/trailing twelve months earnings (ii) price/book value, (iii) market cap/trailing twelve months Revenue, and (iv) market cap/trailing twelve months earning before tax (EBT) as of June 30, 2011.

Rockwell Global Capital reviewed the median relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for us implied by the merger consideration.  The results of the selected public companies analysis are summarized below:

	Price (as of 9/19/11)	Market Cap (as of 9/19/11)	Price/LTM Earnings		Price/Book Value		Market Cap/LTM Rev		Market Cap/LTM EBT
Asia Carbon Industries, Inc.	$0.72	$36.44M	5.3	x	1.5	x	0.8	x	4.0	x
Changda International Holdings, Inc.	$0.37	$7.59M	0.9	x	0.2	x	0.1	x	0.7	x
China Agri-Business Inc.	$0.6	$7.87M	1.4	x	0.4	x	0.6	x	1.5	x
China GengSheng Minerals, Inc	$1.22	$32.7M	NM		0.6	x	0.5	x	NM
China RuiTai International Holdings Co., Ltd	$0.12	$3.12M	0.6	x	0.1	x	0.1	x	0.4	x
China Sun Group High-Tech Co.	$0.303	$16.9M	2.2	x	0.3	x	0.4	x	1.3	x
Shiner International, Inc	$0.833	$22.9M	5.0	x	0.5	x	0.3	x	4.5	x
		Median	1.8	x	0.4	x	0.4	x	1.4	x

Note: Based on most recent quarterly filings as of June 30, 2011

Furthermore, Rockwell Global Capital applied the median relative valuation multiples for each of the metrics to CHCC’s financial results as of June 30, 2011 and determined the implied equity price per share of CHCC common stock.  The results of this are as below:

Rockwell Global Capital applied price/earnings ratio of 1.8x per share to CHCC’s last 12-month earnings as of June 30, 2011 to calculate an implied equity value per share.  The results of the analyses implied an equity value per share for CHCC of $0.87.

Rockwell Global Capital applied price-to-book value ratio of 0.4x to CHCC’s shareholders’ equity as of June 30, 2011 to calculate an implied equity value per share.  The analysis implied an equity value per share for CHCC of $1.32.

Rockwell Global Capital applied a multiple of market capitalization to last 12-month revenue of 0.4x to CHCC’s last 12-month revenue as of June 30, 2011 to calculate an implied equity value, then divided by total number of shares outstanding at June 30, 2011.  The results of the analyses implied an equity value per share for CHCC of $1.16.

Rockwell Global Capital applied a multiple of market capitalization to last 12-month earnings before tax of 1.4x to CHCC’s last 12-month earnings before tax as of June 30, 2011 to calculate an implied equity value, then divided by total number of shares outstanding at June 30, 2011.  The results of the analyses implied an equity value per share for CHCC of $0.78.

Additional Public Companies Analysis

Rockwell Global Capital analyzed the relative valuation multiples for a select group of U.S.-listed, Chinese industrial companies and a select group of U.S.-listed Chinese companies with market capitalizations under $250 million.  Although none of the companies in the two select groups above are directly comparable to CHCC, the companies included are U.S.-listed, China-based companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for purposes of analysis, Rockwell Global Capital considered generally relevant in evaluating CHCC.

Selected U.S.-Listed, Chinese Industrial Companies

Rockwell Global Capital reviewed the median relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for us implied by the merger consideration.  The results of the selected public companies analysis are summarized below:

	Price/LTM Earnings		Price/Book Value		Market Cap/LTM Rev		Market Cap/LTM EBT

Median	3.3	x	0.5	x	0.3	x	2.3	x

Note: Based on most recent quarterly filings as of June 30, 2011

Furthermore, Rockwell Global Capital applied the median relative valuation multiples for each of the metrics to CHCC’s financial results as of June 30, 2011and determined the implied equity price per share of CHCC’s common stock.  The results of this are as below:

Rockwell Global Capital applied price/earnings ratio of 3.3x per share to CHCC’s last 12-months earnings as of June 30, 2011 to calculate an implied equity value per share.  The results of the analyses implied an equity value per share for CHCC of $1.61.

Rockwell Global Capital applied a price-to-book value ratio of 0.5x to the CHCC’s shareholders’ equity as of June 30, 2011 to calculate an implied equity value per share.  The analysis implied an equity value per share for CHCC of $1.38.

Rockwell Global Capital applied a multiple of market capitalization to last 12-month revenue of 0.3x to CHCC’s last 12-month revenue as of June 30, 2011 to calculate an implied equity value, then divided by total number of shares outstanding at June 30, 2011.  The results of the analyses implied an equity value per share for CHCC of $0.98.

Rockwell Global Capital applied a multiple of market capitalization to last 12-month earnings before tax of 2.3x to CHCC’s last 12-month earnings before tax as of June 30, 2011 to calculate an implied equity value, then divided by total number of shares outstanding at June 30, 2011.  The results of the analyses implied an equity value per share for CHCC of $1.29.

Selected U.S.-Listed, Chinese Companies under $250M Market Cap

Rockwell Global Capital reviewed the median relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for us implied by the merger consideration.  The results of the selected public companies analysis are summarized below:

	Price/LTM Earnings		Price/Book Value		Market Cap/LTM Rev		Market Cap/LTM EBT
Median	3.0	x	0.5	x	0.4	x	2.3	x

Note: Based on most recent quarterly filings as of June 30, 2011

Furthermore, Rockwell Global Capital applied the median relative valuation multiples for each of the metrics to CHCC’s projected financial results and determined the implied equity price per share of CHCC common stock.  The results of this are as below:

Rockwell Global Capital applied price/earnings ratio of 3.0x to CHCCs last 12-month earnings as of June 30, 2011 per share to calculate an implied equity value per share.  The results of the analyses implied an equity value pe s  xxr share for CHCC of $1.44.

Rockwell Global Capital applied a price-to-book value ratio of 0.5x to the CHCC’s shareholders’ equity as of June 30, 2011 to calculate an implied equity value per share.  The analysis implied an equity value per share for CHCC of $1.49.

Rockwell Global Capital applied a multiple of market capitalization to last 12-month revenue of 0.4x to the CHCCs last 12-month revenue as of June 30, 2011 to calculate an implied equity value, then divided by total number of shares outstanding at June 30, 2011.  The results of the analyses implied an equity value per share for CHCC of $1.36.

Rockwell Global Capital applied a multiple of market capitalization to last 12-month earnings before tax of 2.3x to CHCC’s last 12-month earnings before tax as of June 30, 2011 to calculate an implied equity value, then divided by total number of shares outstanding at June 30, 2011.  The results of the analyses implied an equity value per share for CHCC of $1.30.

Precedent Transactions Analysis

Rockwell Global Capital performed a precedent transactions analysis of selected U.S.-listed Chinese companies involved in going-private transactions over the last 48 months.  Based on public information, Rockwell Global Capital reviewed, among other things, the following financial ratios for such companies as of June 30, 2011: (i) price/last 12-months earnings, (ii) price/book value, (iii) market capitalization/trailing 12-month revenue, and (iv) market capitalization/trailing twelve months earning before tax .

Rockwell Global Capital applied the multiples above to CHCC’s corresponding financial data as of June 30, 2011, and the results of the analyses implied an equity value per share for CHCC ranging from $4.28 to $6.80.

Rockwell Global Capital evaluated, among others, the industries, business lines, transaction values, as well as other key metrics for the companies within the selected precedent transactions group.  Based on such analysis, Rockwell Global Capital deemed that the multiples derived from these transactions were not as relevant or comparable to CHCC due to such factors as differences in industries and transaction sizes of the companies within the precedent transactions group.

Premiums Paid Analysis

Rockwell Global Capital performed a premiums paid analysis based on premiums paid in going-private transactions involving certain U.S.-listed Chinese companies over the past 48 months.

The implied premiums in this analysis were calculated by comparing the per share acquisition price to the target company’s (i) closing share price one day prior to announcement, the median of which was 44%, (ii) average closing share price for the one-week period prior to announcement, the median of which was 52%, and (iii) average closing share price for the one-month period prior to announcement, the median of which was 39%.

Rockwell Global Capital applied a 39% to 52% range of premiums to CHCC’s share price as of September 19, 2011.  The results of the analyses implied an equity value per share range for CHCC common stock of $0.19 to $0.21.

Rockwell Global Capital evaluated, among others, the industries, business lines, transaction values, as well as other key metrics for the companies within the selected  precedent transactions group.  Based on such analysis, Rockwell Global Capital deemed that the multiples derived from these transactions were not as relevant or comparable to CHCC due to such factors as differences in industries and transaction sizes of the companies within the precedent transactions group.

Discounted Cash Flow Analysis

Based on the financial projections and sensitivity ranges provided to Rockwell Global Capital by CHCC and confirmed by CHCC, Rockwell Global Capital performed a discounted cash flow analysis of CHCC to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that CHCC could generate during the fiscal years ending December 31, 2011 through 2014.  Rockwell Global Capital also calculated terminal values for CHCC by applying an enterprise value exit multiple, which is the median relative valuation multiples for a select group of chemical products companies listed in U.S., to CHCCs projected EBITDA provided by CHCC to Rockwell Global Capital and by using the sensitivity ranges provided by CHCC to Rockwell Global Capital for CHCC’s fiscal year ending December 31, 2014.  The stand-alone, unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 15.0% to 25.0%, which were based on a weighted average cost of capital analysis.

The results of these analyses implied an equity value per share range for CHCC of -$1.17 to -$0.49 using CHCC’s financial projections and -$0.61 to $1.32 using CHCC’s sensitivity ranges.

Additional Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  Rockwell Global Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion.  In addition, Rockwell Global Capital considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Rockwell Global Capital’s view of the actual value of CHCC.

In performing its analyses, Rockwell Global Capital made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond our control.  The analyses performed by Rockwell Global Capital are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses.  Such analyses were provided to the board and were prepared solely as part of Rockwell Global Capital’s analysis of the fairness, from a financial point of view, to the holders of our common stock (other than NSH and its affiliates) of the consideration to be received by such holders in connection with the merger.  The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.  The analyses performed by Rockwell Global Capital, particularly those based on projections or forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.  Such analyses were prepared solely as a part of Rockwell Global Capital’s analysis of the fairness, from a financial point of view, to the stockholders (other than NSH or its affiliates) of the merger consideration pursuant to the merger agreement.  The opinion of Rockwell Global Capital was one of many factors taken into consideration by the board in making its determination to approve the merger.  Consequently, the analyses described above should not be viewed as determinative of the board’s or management’s opinion with respect to the value of CHCC.  We placed no limits on the scope of the analysis performed, or opinion expressed, by Rockwell Global Capital.

Rockwell Global Capital further relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable foreign (including those of the People’s Republic of China), and U.S. federal and state statutes, rules and regulations, and (ii) all foreign and domestic governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on CHCC that would be material to the analyses or opinion of Rockwell Global Capital.  Furthermore, Rockwell Global Capital gave no opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.

In addition, Rockwell Global Capital did not and will not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of CHCC, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise (other than the merger consideration to be received in connection with the merger by the holders of CHCC common stock to the extent expressly specified in its opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for CHCC or any other party or the effect of any other transaction in which CHCC or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of CHCC’s or any other party’s security holders vis-à-vis any other class or group of CHCC’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not CHCC, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of CHCC or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise.

Rockwell Global Capital’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on September 19, 2011, and any material change in such circumstances and conditions may affect Rockwell Global Capital’s opinion, but Rockwell Global Capital does not have any obligation to update, revise or reaffirm its opinion.

For services rendered in connection with the delivery of its opinion, we paid Rockwell Global Capital a fee of $60,000, $30,000 of which was paid in connection with execution of Rockwell Global Capital’s engagement, and $30,000 of which was paid upon delivery of its opinion.  Such fee is not contingent upon the actual consummation of the merger.  We also agreed to reimburse Rockwell Global Capital for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and to indemnify Rockwell Global Capital against certain liabilities arising out of its engagement.

Rockwell Global Capital is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.  Rockwell Global Capital was selected to act for the board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions.  In the ordinary course of business, Rockwell Global Capital may trade in our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The NSH Parties’ Purposes and Reasons for the Merger

The purpose of the NSH and the Contributing Parties (collectively the “NSH Parties”) in pursuing the merger is to acquire all of the common stock of CHCC.  The NSH Parties recognize the substantial risks entailed in a purchase of CHCC, but believe that CHCC is an attractive long-term investment opportunity as a private company at this time for the following reasons:

•	CHCC will receive a cash flow benefit as a result of the fact that it will no longer be subject to the periodic reporting requirements and other provisions of the federal securities laws;

•
as a private company, CHCC will have more flexibility to make investments that benefit the long-term growth of the business without regard to short-term effects on earnings per share or the publicly-traded stock price; and

•	CHCC will have greater flexibility to make acquisitions once it is no longer subject to the financial reporting and other requirements imposed on public companies.

The proposed acquisition of CHCC has been structured as a merger of Merger Sub into CHCC in order to permit the cancellation of all of CHCC common stock in a single step and to preserve CHCC’s corporate identity and existing contractual arrangements with third parties.  The parties structured the merger as a cash transaction in order to provide the unaffiliated stockholders of CHCC with cash for all of their shares and to provide a prompt and orderly transfer of ownership of CHCC with reduced transaction costs.  No other alternatives were considered by the NSH Parties for the acquisition of CHCC.

 The Position of the NSH Parties as to the Fairness of the Merger

The rules of the SEC require the NSH Parties to express their belief as to the fairness of the merger agreement and the proposed merger to the unaffiliated stockholders of CHCC.  Mr. Lu Feng and Mr. Lu Lingliang, two of the Contributing Parties, are members of the Company’s board of directors and participated in the deliberations of the board of directors of CHCC regarding the fairness of the merger to CHCC’s stockholders and, as members of CHCC’s board of directors, received advice from Rockwell Global Capital as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of CHCC common stock other than NSH, the Contributing Parties and their affiliates.

The NSH Parties’ view as to the fairness of the merger agreement and the proposed merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Based on a number of factors, including those considered by CHCC’s board of directors and, in particular, the material factors discussed below, the NSH Parties believe that the $1.50 per share cash merger consideration is fair to CHCC’s unaffiliated stockholders from a financial point of view.  These factors include:

•
the market performance of CHCC common stock and the fact that the merger consideration of $1.50 per share represents (i) a 2,500% premium over CHCC’s closing share price of $0.06 on October 11, 2011, the day before the merger agreement was entered into, and (ii) a 1,154% premium over CHCC’s average closing share price of $0.13 over the 30-day period ending September 26, 2011 (the day prior to the acceptance of NSH’s final offer);

•
The merger price of $1.50 per share represents approximately a 2,500% premium to the estimated $1.8 million enterprise value of CHCC (calculated as the equity market capitalization of CHCC based on CHCC’s closing share price on October 11, 2011 and the number of outstanding shares referenced in CHCC’s Form 10-Q filed on August 15, 2011, less CHCC’s net cash balance as of June 30, 2011 as reported on such Form 10-Q).

•
The fact that the consideration to be received by CHCC’s stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by CHCC’s stockholders.

•
Without adopting the opinion of Rockwell Global Capital, the fact that the board of directors of CHCC received a written opinion as of September 23, 2011 from Rockwell Global Capital, an independent investment banking firm, as to the fairness, from a financial point of view, of the $1.50 per share cash merger consideration to be paid to CHCC’s unaffiliated stockholders.

•
The terms and conditions of the merger agreement, including the amount and form of consideration to be paid, the parties’ mutual representations, warranties and covenants and the conditions to their respective obligations, and in particular the limited nature of the conditions to NSH’s obligations to consummate the merger and the absence of any future obligations on CHCC’s stockholders.

•	The unanimous determination by CHCC’s board of directors that the proposed transaction is substantively fair.

•
The fact that CHCC’s board of directors, under the terms of the merger agreement, may change its recommendation that CHCC’s stockholders vote in favor of the transaction if they determine that their fiduciary duties require them to do so, and may terminate the merger agreement if the board determines that any unsolicited proposal made in good faith constitutes a superior proposal, without payment to NSH of any termination fee or reimbursement of expenses.

In addition, the NSH Parties believe that the merger is procedurally fair to CHCC’s unaffiliated stockholders because, among other things:

•	CHCC’s board of directors is comprised of a majority of independent and disinterested directors who are not officers or employees of CHCC, all of whom voted in favor of the merger.

The NSH Parties did not consider the liquidation value of CHCC to be a material factor in determining the fairness of the transaction to CHCC’s unaffiliated stockholders as the company was not for sale (in whole or in part), the principal asset of value was the company’s cash and the company’s other assets excluding accounts receivable would have been difficult to liquidate.  Additionally, the merger consideration is 0.9 times $1.63, which is the net book value of the Company after taking into account an impairment for bad debts in connection with accounts receivable from a related party, which the NSH parties believe is in line with or greater than the price to book value multiple for similar companies.  The NSH Parties did not establish a pre-merger going concern value for the equity of CHCC because they believe that the trading price of CHCC’s common stock prior to announcement of the merger represents the best available indication of the going concern valuation of CHCC and that the merger consideration is fair to the unaffiliated stockholders of CHCC relative to such value.

The NSH Parties, as such, did not rely on any report, opinion or appraisal in determining the fairness of the transaction to CHCC’s stockholders, but they agree with the conclusion expressed by Rockwell Global Capital in its opinion to the board of directors regarding the fairness, from a financial point of view, of the merger consideration to be received by the holders of CHCC common stock other than NSH, the Contributing Parties and their affiliates..  In reaching their determination as to fairness, the NSH Parties did not assign specific weight to particular factors, but rather considered all factors as a whole.

 Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into CHCC, with CHCC being the surviving corporation.

Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held in the treasury of CHCC, otherwise owned by CHCC or NSH or any of their respective subsidiaries, (ii) the Litigation Shares, which shares will not be honored for payment until the litigation is concluded, or (iii) shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $1.50 in cash, without interest and less any applicable withholding taxes.  Upon the consummation of the merger, all outstanding options to acquire our common stock will become fully vested and immediately exercisable and all such options not exercised prior to the merger will be cancelled and converted into a right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $1.50 exceeds the option exercise price, without interest and less applicable withholding taxes.  There are, however, no options outstanding and the Company does not have any plans to issue any options.

NSH has entered into an agreement with the Contributing Parties providing that (i) in connection with the the closing of the merger, the Contributing Parties would contribute to NSH all of the shares of CHCC owned by the Contributing Parties and, upon closing, NSH would issue to the Contributing Parties all of the equity interests in NSH and (ii) the Contributing Parties would agree to vote their shares of common stock of CHCC in favor of the merger. The Contributing Parties will collectively hold all of the outstanding equity interests of NSH, with each Contributing Party holding an interest in NSH based on the relative proportions of the value of the shares of CHCC held by such Contributing Party. The agreement also provides that prior to closing the Contributing Parties would enter into a stockholders agreement that would provide for such customary terms as the parties may agree.

Following the merger, the entire equity in CHCC will ultimately be owned by NSH and the Contributing Parties, as the owners of NSH.  If the merger is completed, NSH and the Contributing Parties will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting CHCC following the merger.  Similarly, NSH and the Contributing Parties will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “—Source and Amounts of Funds; Financing for the Merger.”

If the merger is completed, our unaffiliated stockholders will have no continuing interest in our net book value or net earnings.  The table below sets forth the direct and indirect interests in our net book value and net earnings of the Contributing Parties prior to and immediately after the merger, based upon our net book value at June 30, 2011 and the net income of CHCC for the six months ended June 30, 2011.  Following the merger, the entire interest in our net book value and net income will be held directly or indirectly by NSH.

	Fully Diluted Ownership of CHCC Prior to the Merger				Fully Diluted Ownership of CHCC After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
Contributing Parties	70,295,767	79	5,064,740	79	88,981,979	100	6,411,064	100

In connection with the merger, some of our management will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail under “—Interests of CHCC’s Directors and Officers in the Merger.” The incremental benefits to some of our management include, among others, continuing as executive officers of the surviving corporation and the anticipated employment by the surviving corporation or its affiliates.

Our common stock is currently registered under the Exchange Act and is quoted on the OTCBB under the symbol “CHCC.” As a result of the merger, CHCC will be a privately-held corporation and there will be no public market for its common stock.  After the merger, our common stock will cease to be quoted on the OTCBB and price quotations with respect to sales of shares of common stock in the public market will no longer be available.  The merger will allow us to suspend our reporting requirements, and terminate the registration of our Common Stock, under the Exchange Act.  Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders as we will no longer be subject to any reporting requirements under the Exchange Act or the related rules applicable to SEC reporting companies and will be able to eliminate most of the related, ongoing expenses pertaining to disclosure, reporting and compliance under the Exchange Act and the Sarbanes-Oxley Act, as well as additional expenses we would incur, if we remain a public reporting company, related to XBRL financial reporting and compliance with certain provisions of the Dodd-Frank Act

Our certificate of incorporation will be amended and restated as of the effective time of the merger to be the certificate of incorporation attached as Annex A to the merger agreement which is included as Annex A of this Proxy Statement.  In addition, the bylaws of Merger Sub, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation after the effective time of the merger except that all references to the name of the Corporation in such bylaws will be to “China Chemical Corp.”

At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be directors of the surviving corporation.  It is further contemplated that our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

 PAMCO Management Litigation

On June 11, 2010, Jia Zhou Chemical Industry Co. Ltd., a predecessor of Company entered into a Financial Advisory Services Agreement with PAMCO Management Limited (“PAMCO”) in connection with the Share Exchange.  In connection with this Agreement, the financial advisor was to deliver certain services including capital raising activities and other services.  The Company delivered consideration to PAMCO in the form of $1.8 million cash plus 6 million shares of the Company’s common stock.  All such consideration was delivered to PAMCO at the time the Agreement was executed.  The Company did not receive all of the services for which it had contracted.  The Company has been unsuccessful in resolving these matters with PAMCO.  Consequently, on September 22, 2011, the Company filed litigation against PAMCO and its Chairman, Po Sun Liu, in a court in Shangong Province, PRC, in which the Company seeks the return of $1.8 million cash paid to PAMCO, and either (i) the return to the Company for cancellation of the shares of its common stock received by PAMCO or (ii) payment in the amount of $9 million for such shares.  The Company will not make payment with respect to any of these shares (the “Litigation Shares”) until and unless it is determined upon the conclusion of this litigation that the shares in question are properly held by the parties who presently hold them. Since we became a public company, other than the shares issued prior to the share exchange, we have not, since the share exchange, conducted any offering of shares of our common stock and we have not issued or sold any shares of our common stock.  Consequently, shares available for purchase or trading by the public have entered the market principally as a result of re-sales by PAMCO or its affiliates of  the Litigation Shares and may be shares for which we seek cancellation.  We, therefore, urge stockholders to be certain of the source of their shares and for prospective buyers of shares to confirm that the shares they are considering purchasing are not Litigation Shares.

 Plans for CHCC After the Merger

The NSH Parties have advised us that except as indicated in this Proxy Statement, initially following the merger, they do not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving CHCC’s corporate structure or business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets or any other material changes in our capitalization, dividend rate or policy, corporate structure or business other than to, ultimately, take such governance steps as may be necessary for the Company to cease operating as a U.S. company in any respect.  Initially following the merger, the NSH Parties expect to continuously evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of CHCC, and may undertake any of the foregoing actions if they are deemed desirable at any time following the closing of the merger.  The NSH Parties expressly reserve the right to make any changes they deem appropriate in light of that evaluation and review or in light of future developments.

 Conduct of Our Business if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger.  Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the OTCBB.  In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the chemical products industry on which our business largely depends, and general industry, economic, regulatory and market conditions.  Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.  From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value.  If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that the business, prospects or our results of operations will not be adversely impacted.

 Interests of CHCC’s Directors and Officers in the Merger

In considering the recommendations of the board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.  The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Arrangements with NSH

Mr. Lu Feng, our CEO, President and Chairman of our board of directors, Mr. Lu Lingliang, the Vice-Chairman of our board of directors, Ms. Li Bin, our Chief Financial Officer, Mr. Yan Kai, our Secretary and Chief Operating Officer, Yu Hong Tian, Lu Ning, Han Ying, Lu Tian Yu, Zhou Qing, Zhang Lian Fang, Lu Yang, Liu Heng Fang, Zhang Lian Jun, Wang Song, Li Zhi Bin, An Ming, Express sky Limited, Bright Success Asia Pacific Limited, Able Profit International Limited and Eternal Success International Limited have entered into an agreement with NSH pursuant to which they will vote their shares of CHCC in favor of the merger agreement and upon consummation of the merger will receive shares of NSH in exchange for their CHCC shares.  No other directors or officers of CHCC have entered into any agreement or arrangement with NSH or its affiliates regarding employment with, or the right to participate in the equity of, NSH or the surviving corporation.  The NSH Parties have informed us that it is their intention to retain members of our existing management team with NSH or its affiliates after the merger is completed.  Members of management are currently engaged in discussions with representatives of NSH regarding revised terms of employment.  Although we believe that members of our management team are likely to enter into new arrangements with NSH or its affiliates regarding employment with, and the right to purchase or participate in the equity of, NSH, such matters are subject to further negotiation and discussion and no terms or conditions have been finalized.

Treatment of Stock Options

If the merger is completed, all outstanding options to purchase shares of our common stock not exercised prior to the merger will become fully vested and will be cancelled.  Each option will be converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the option multiplied by the amount (if any) by which $1.50 exceeds the option exercise price.  There are, however, no outstanding options outstanding and the Company has no plans to issue any options.

Employment Agreements

None of the executive officers of CHCC are parties to employment agreements with CHCC and no change of control or severance payments will be owed to the officers of CHCC in connection with the proposed merger.

 Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “Non-U.S. holders” (each, as defined below) who receive cash in the merger in exchange for shares of CHCC common stock.  This summary is for general information only and is not tax advice. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances.  In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares held as capital assets within the meaning of section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment), and does not address tax considerations applicable to holders having particular circumstances or holders of common stock that may be subject to special treatment under the United States federal income tax laws, including, for example:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•
a holder of CHCC common stock that received the CHCC common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation or in connection with the performance of services;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the CHCC common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States expatriate;

•	persons who validly exercise appraisal rights; or
•	any person who will, following the merger, own shares of the surviving corporation, in each case directly or by operation of certain attribution rules in the Code.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CHCC common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the CHCC common stock pursuant to the merger. Moreover, this summary does not discuss alternative minimum tax consequences, if any, to holders of CHCC common stock.  Further, this summary does not address the tax consequences to holders of Litigation Shares.

The discussion set out below is intended only as a summary of the material U.S. federal income tax consequences to a holder of CHCC common stock. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CHCC common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•
a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or

•
a trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Payments with Respect to CHCC Common Stock

The exchange of CHCC common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for CHCC common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the CHCC common stock.  Such gain or loss will be determined separately for each block of CHCC common stock (i.e., CHCC common stock acquired at the same cost in a single transaction), and will be capital gain or loss.  Any capital gain will be long-term capital gain or loss if such U.S. holder’s holding period for the CHCC common stock is more than one year at the time of the exchange of such holder’s CHCC common stock for cash.

Short-term capital gains of non-corporate U.S. holders are generally currently taxable at rates of up to 35%.  Long-term capital gains of non-corporate U.S. holders are currently subject to a reduced maximum rate of 15%.  The deductibility of capital losses is subject to limitations.

Backup Withholding Tax

Proceeds from the exchange of CHCC common stock pursuant to the merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax.  Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the U.S. holder timely completes and files an appropriate refund request with the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. holder of CHCC common stock.  A “Non-U.S. holder” is a beneficial owner of CHCC common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

The following discussion applies only to Non-U.S. holders, and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. holder in respect of CHCC common stock at any time is effectively connected with the conduct of a U.S. trade or business.  Special rules, not discussed herein, may apply to certain Non-U.S. holders, such as:

•	certain former citizens or residents of the U.S.;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-U.S. holders that are engaged in the conduct of a U.S. trade or business.

Payments with Respect to CHCC common stock

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on the exchange of CHCC common stock unless:

•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (or, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. holder);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	CHCC was a “United States real property holding corporation” for U.S. federal income tax purposes within the five years preceding the merger.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.  CHCC does not believe it is, or has been during the five years preceding the merger, a United States real property holding corporation for U.S. federal income tax purposes.

Backup Withholding Tax

A Non-U.S. holder may be subject to backup withholding tax with respect to the proceeds from disposition of CHCC common stock pursuant to the merger, unless, generally, the Non-U.S. holder certifies under penalties of perjury on an appropriate IRS Form W-8 that the Non-U.S. holder is not a United States person, or the Non-U.S. holder otherwise establishes an exemption in a manner satisfactory to the depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a credit against the Non-U.S. holder’s U.S. federal income tax liability and may entitle the Non-U.S. holder to a refund, provided that the Non-U.S. holder timely completes and files an appropriate refund request with the IRS.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of CHCC common stock.  Holders of CHCC common stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their CHCC common stock for cash in the merger under any federal, state, foreign or other tax laws.

 Material PRC Tax Consequences:

Under the PRC’s Enterprise Income Tax (“EIT”) Law, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these securities should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such securities who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

 Source and Amount of Funds; Financing for the Merger

CHCC and the NSH Parties estimate that the total amount of funds necessary to complete the merger and the related transactions will be approximately $36 million, which includes the cash to be paid to our stockholders and holders of other equity-based interests as well as related fees and expenses in connection with the merger, the financing arrangements and the related transactions.  These payments are expected to be funded by CHCC’s available cash of approximately $10 million.

The obligations of NSH and Merger Sub under the merger agreement are not contingent on the receipt of the financing referred to above or any other financing.

 Fees and Expenses

We estimate that if the merger is completed, the fees and expenses incurred by us in connection with the merger will be approximately as follows:

Description	Amount

Fairness opinion fee and related expenses	$68,000
Legal and accounting fees and expenses	$110,000
Proxy solicitation fees	$0
SEC filing fees	$1,075.99
Printing and mailing costs	$5,000.00
Miscellaneous	$0
Total	$184,075.99

These expenses will not reduce the merger consideration payable to our stockholders.  In addition, it is expected that NSH will incur $5,000 in legal and accounting fees and expenses.

In general, whether or not the merger is completed, all expenses incurred by a party to the merger agreement will be paid by that party.  See “The Merger Agreement -- Fees and Expenses” for more information.

 Regulatory Approvals

The merger is not subject to notification requirements under the Hart-Scott-Rodino Act, however, the Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger.  At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of CHCC or NSH or their subsidiaries.  Private parties may also bring legal actions under the antitrust laws under certain circumstances.

Although no pre-transaction filings are required, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge.

 Appraisal Rights

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), any holder of our common stock who does not wish to accept the $1.50 per share in merger consideration may demand appraisal of his or her shares of our common stock and have the fair value of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.  The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this Proxy Statement as Annex C.  All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.  A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights.  Because of the complexity of the appraisal procedures, we believe that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL.  This Proxy Statement shall constitute the notice, and the applicable statutory provisions are attached to this Proxy Statement as Annex C.  Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•
The stockholder must not vote in favor of the adoption of the merger agreement.  Moreover, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement.

•	The stockholder must deliver to us a written demand for appraisal BEFORE THE VOTE on the adoption of the merger agreement at the special meeting.

•
The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•
The stockholder must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL.  The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of our common stock registered in that holder’s name.  A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of our common stock owned and that the stockholder intends to demand appraisal of his or her shares of our common stock.  Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights may file a petition in their own name, but are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to:  Yan Kai, Corporate Secretary, China Chemical Corp., 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.

If the merger agreement is adopted, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of CHCC who did not vote in favor of the adoption of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL.  Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders.  As there is no present intention to have the surviving corporation file such a petition, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares.  The surviving corporation must mail this statement to the stockholder within ten days of receipt of the request or within ten days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder.  The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with interest, if any, to be paid on the amount determined to be fair value.  In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.  In addition, Delaware courts have already decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy.  The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement.  If a petition for appraisal is not timely filed, then the right to an appraisal will cease.  The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances.  Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $1.50 per share in merger consideration.  The fairness opinion of Rockwell Global Capital is not an opinion as to fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just.  If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Proxy Statement and the documents which we incorporate by reference into this Proxy Statement, including without limitation, statements related to China Chemical Corp.’s future operating or financial performance, or the acquisition of us by NSH, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are based on management’s current view about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) China Chemical Corp.’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of China Chemical Corp.; (ii) China Chemical Corp.’s plans and results of operations will be affected by China Chemical Corp.’s ability to manage growth; and (iii) other risks and uncertainties indicated from time to time in China Chemical Corp.’s filings with the Securities and Exchange Commission (“SEC”).

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.   For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and annual reports on Form 10-K, as amended, that we have filed with the SEC and incorporated by reference herein and in particular, the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections of those reports.  See “Where You Can Find More Information.”

Factors that might affect our forward-looking statements include, among other things:

•	overall economic and business conditions, including capital market conditions, including availability of funding sources;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against us and others following announcement of the proposal or the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and

•	the amount of the costs, fees, expenses and charges related to the merger.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this Proxy Statement or the date of the documents incorporated by reference in this Proxy Statement.

Except to the extent required under the federal securities laws, CHCC does not intend to update or revise the forward-looking statements.  In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this Proxy Statement to the extent necessary.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

PARTIES TO THE MERGER

 China Chemical Corp.

We are a holding company whose primary asset is 100% of the registered capital of Zibo Costar Information Consulting Co., Ltd. (“Zibo Costar Information Consulting”). We carry on the business of Zibo Jiazhou Chemical Industry Co., Ltd., a limited liability enterprise organized under the laws of the People’s Republic of China (“Zibo Jiazhou Chemical”) as our sole line of business through certain contractual arrangements between Zibo Jiazhou Chemical and Zibo Costar Information Consulting. Zibo Jiazhou Chemical is a manufacturer of organic chemical compounds and other high-value fine chemicals. These chemicals are pure, single chemical substances that are commercially produced with chemical reactions into highly specialized applications which are custom-produced in smaller quantities for special uses..  Our principal executive offices are located at 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.  The telephone number is +86 0533-6168699.

Shares of our common stock quoted on the OTCBB under the symbol “CHCC.”

 NSH

NSH, a Delaware corporation, is a holding company formed by the Contributing Parties solely for the purposes of completing the merger and has not participated to date in any activities other than those incident to its formation and the transactions relating to the merger through its subsidiary, CHCC Acquisition Co., Inc..  The principal address of NSH is 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.  The telephone number is +86 0533-6168699.

 CHCC Acquisition Co., Inc.

Merger Sub is a Delaware corporation and at the closing of the merger will be a wholly-owned subsidiary of NSH.  Merger Sub was formed solely for the purposes of completing the merger and has not participated to date in any activities other than those incident to its formation and the transactions relating to the merger.  The principal address of Merger Sub is c/o NSH 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.  The telephone number is +86 0533-6168699.

THE SPECIAL MEETING

 Date, Time and Place

A special meeting of our stockholders will be held at CHCC’s offices at 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China, on October 12, 2011 at 9 a.m. local time.

 Matters to be Considered

The purposes of the special meeting are to consider and vote on:

•	a proposal to adopt the merger agreement, dated as of October 12, 2011, among us, NSH and Merger Sub; and

•	any other matters that may be properly submitted for a vote at the special meeting.

At this time, our board of directors is unaware of any matters, other than the proposal to approve the merger agreement, that may be presented for action at the special meeting.

 Record Date; Shares Outstanding and Entitled to Vote

We have fixed the close of business on October 12, 2011 as the record date for the determination of holders of our common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  At the close of business on the record date, there were 30,015,000 shares of our common stock outstanding and entitled to vote.  Each share of our common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

 Quorum; Votes Required

A quorum, consisting of a majority of the outstanding shares of our common stock, must be present in person or by proxy before any action may be taken at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Any abstentions or broker non-votes submitted by brokers or nominees in connection with the special meeting will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.  Under these rules, the proposal to adopt the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if those clients have not furnished voting instructions within ten days of the special meeting.  Because the proposal to adopt the merger agreement is required to be approved by the affirmative vote of at least a majority of the number of votes entitled to be cast by our stockholders on the record date, abstentions and “broker non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting.  For the same reason, the failure of any stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal.  The failure to vote by proxy or in person at the special meeting will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies.

The affirmative vote of at least a majority of the number of votes entitled to be cast by our stockholders on the record date is necessary to approve the merger agreement.  The proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Stockholders who do not vote in favor of adoption of the merger agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law, will be entitled to seek appraisal of the value of their CHCC common stock as set forth in Section 262 of the Delaware General Corporation Law.  See “Special Factors—Appraisal Rights” and Annex C of this Proxy Statement.

Our directors and executive officers and their respective affiliates collectively own 17,903,460 shares, or approximately 59.7%, of the outstanding shares of our common stock as of the record date for the special meeting, and as of the same date, of these shares, only 15,000 are not held by a Contributing Party.  The Contributing Parties own 23,755,600 shares in the aggregate representing approximately 79.15% of our common stock.  Each of our directors and executive officers, and NSH, intends to vote all of the shares each owns, in favor of the merger.  The Contributing Parties who are not directors or executive officers of the Company have indicated that they intend to vote all of their shares in favor of the merger.

 How to Vote Your Shares

If you hold your shares in record name, you may vote your shares as follows:

Voting by Mail.  You can vote your proxy by mail.  If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting in Person.  You can vote by appearing and voting in person at the special meeting.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares and granting you a proxy to vote those shares.

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy;

•	delivering a written notice of revocation addressed to Yan Kai, Corporate Secretary, China Chemical Corp., 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China;

•	delivering to us prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

However, merely attending the meeting will not, by itself, revoke your proxy.

If you provide specific voting instructions, your shares will be voted as instructed.  If you properly return your proxy card, but do not include instructions on how to vote, your shares of CHCC common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the adoption of any meeting adjournment proposal.  CHCC’s management does not currently intend to bring any other proposals to the special meeting.  If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

At this time, the CHCC board of directors is unaware of any matters, other than the merger proposal and the transactions contemplated thereby, that may be presented for action at the special meeting.  If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

 Solicitation of Proxies

We will pay for the costs of mailing this document to our stockholders, as well as all other costs incurred by us in connection with the solicitation of proxies from our stockholders on behalf of our board of directors.  In addition to solicitation by mail, officers and employees of CHCC may solicit proxies from stockholders of CHCC in person or by telephone, facsimile or other electronic methods without any additional compensation.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this Proxy Statement as Annex A and which we incorporate by reference into this Proxy Statement, and of the related agreements.  This summary does not purport to be complete and may not contain all of the information about the merger agreement and the related agreements that is important to you.  We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this Proxy Statement.

THE MERGER AGREEMENT

The description of the merger agreement in this Proxy Statement has been included to provide you with information regarding its terms.  The merger agreement contains representations and warranties made by and to us, NSH and Merger Sub as of specific dates.  The statements embodied in those representations and warranties were made for purposes of that agreement among the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that agreement.

 Effective Time; Structure; Effects

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as we and NSH may agree and specify in the certificate of merger).  The closing date will occur after satisfaction or waiver of all of the conditions to the merger set forth in the merger agreement (or such other date as we and NSH may agree), as described below in “Conditions to the Merger.”

At the effective time of the merger, Merger Sub will merge with and into us.  We will survive the merger (and we sometimes refer to ourselves as the surviving corporation) and will become a wholly-owned subsidiary of NSH.  Following completion of the merger, our common stock will cease to be quoted on the OTCBB, deregistered under the Exchange Act, and no longer publicly traded.  We will be a privately held corporation and our current stockholders, other than NSH and the Contributing Parties, as stockholders of NSH, will cease to have any ownership interest in us or rights as company stockholders.  Therefore, all other current stockholders of CHCC will not participate in our future earnings or growth and will not benefit from any appreciation in value of CHCC.  The directors of Merger Sub immediately prior to the merger will be the directors of the Company at the effective time of the merger and the officers of the Company immediately prior to the merger will continue to be the officers of the Company after the effective time of the merger.

 Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and except for the shares owned by the Contributing Parties, will be converted into the right to receive $1.50 in cash, without interest and less any required withholding taxes, other than shares of our common stock held immediately prior to the effective time by us, NSH or any of their respective subsidiaries (which will be cancelled without any consideration) and shares of our common stock held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law (which will be entitled to appraisal rights as described above in “Special Factors—Rights of Appraisal”).  Notwithstanding the conversion of each share of our common stock that is issued and outstanding immediately prior to the effective time as described above, the Litigation Shares shall not be honored for payment pursuant to the merger agreement unless and until the Company provides notice to NSH that such litigation has been concluded and the Contributing Parties will receive shares of NSH upon the closing of the Merger.

Company Stock Options

At the effective time of the merger, each outstanding option to acquire our common stock will become vested and exercisable and will be cancelled, and the holder of each stock option will be entitled to receive from the surviving corporation, as soon as reasonably practicable after the effective time of the merger but in any event within three business days following the closing date, an amount in cash, less any required withholding taxes, equal to the product of:

•	the excess, if any, of $1.50 over the exercise price per share of common stock subject to the option, multiplied by

•	the number of shares of our common stock subject to the option.

Currently, there are no options to acquire our common stock outstanding and the Company does not have any plans to issue any options.

 Exchange and Payment Procedures

At or prior to the effective time of the merger, NSH will deposit with a mutually agreed upon commercial bank or trust company cash in amounts and at the times necessary to pay the merger consideration to each stockholder.  Presently, the parties anticipate that all of this amount will be paid out of CHCC’s available cash.  Promptly after the effective time of the merger, NSH or the surviving corporation will mail a letter of transmittal and instructions to you and the other stockholders.  The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to NSH or the Company without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to NSH, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal.  The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer.  In addition, the person who surrenders a certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that those taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares).  NSH will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration.  Any sum that is withheld and paid to a taxing authority by NSH will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger, other than to settle transfers of such shares that occurred before the effective time of the merger.  If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration that remains undistributed to former holders of our common stock for six months after the effective time will be delivered, upon demand, to the surviving corporation.  Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration.  None of CHCC, NSH, Merger Sub, the surviving corporation or any other person will be liable to any former holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by NSH or the surviving corporation, post an indemnity agreement or, at the election of NSH or the surviving corporation, a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.  These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

 Representations and Warranties

The merger agreement contains representations and warranties made by us to NSH and Merger Sub, and representations and warranties made by NSH and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement.  In particular, the representations that we made are qualified by a confidential disclosure letter that we delivered to NSH and Merger Sub concurrently with the signing of the merger agreement.  In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact.  For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.  Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our subsidiaries and our equity interests in them;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•
the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the timeliness and compliance with requirements of our SEC filings since December 31, 2010, including the accuracy and compliance with requirements of the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	permits and compliance with applicable legal requirements;

•	environmental matters;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	legal proceedings;

•
accuracy and compliance with applicable securities laws of the information supplied by us for inclusion in this Proxy Statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•	tax matters;

•	employment and labor matters;

•	intellectual property;

•	tangible assets;

•	the required vote of our stockholders in connection with the adoption and approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

•	material contracts and performance of obligations thereunder; and

•	the absence of undisclosed brokers’ fees.

Many of our representations and warranties are qualified by a “Material Adverse Effect on the Company” standard.  For the purposes of the merger agreement, “Material Adverse Effect on the Company” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its subsidiaries, taken as a whole, subject to certain customary exceptions.

The merger agreement also contains various representations and warranties made by NSH and Merger Sub that are subject, in some cases, to specified exceptions and qualifications.  The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement as against NSH and Merger Sub;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger; and

•	their financial ability to consummate the merger.

Some of NSH’s and Merger Sub’s representations and warranties are qualified by a “Material Adverse Effect on NSH or Merger Sub” standard.  For the purposes of the merger agreement, a Material Adverse Effect on NSH or Merger Sub means any material adverse change in, or material adverse effect on, (i) the business, financial condition or operations of NSH and its subsidiaries, taken as a whole or (ii) the ability of NSH or Merger Sub to consummate the transactions contemplated by the merger agreement (including NSH’s obligation to have sufficient funds to satisfy its obligations to pay the aggregate merger consideration.

The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger.

 Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between April 25, 2011 and the effective time of the merger, we and our subsidiaries will:

•	conduct business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our business organization, goodwill and business relationships and to retain the services of our key officers and key employees.

We have also agreed that, between October 12, 2011 and the effective time of the merger, subject to certain exceptions or unless NSH gives its prior written consent, we will not, and we will cause each of our subsidiaries not to:

•	adopt or propose any change in our or their certificate of incorporation or bylaws;

•
except for shares of common stock to be issued or delivered pursuant to the company’s 2010 stock incentive plan in the ordinary course of business, (i) grant any person any right to acquire any shares of our or their stock, or (ii) issue any additional shares of stock or any other voting securities or any securities convertible into rights, warrants or options to acquire any such shares, voting securities or convertible securities;

•
(i) declare, set aside, make or pay any dividend or other distribution in respect of any of our or their stock, except for dividends or distributions to ourselves, (ii) adjust, split, combine or reclassify any of our or their stock or issue or propose or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of our or their capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of our or their stock, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries, other than the merger;

•
grant any material increases in the compensation of our directors, officers or key employees, except in the ordinary course of business, or enter into any material new employment or severance protection agreements with any of our directors, officers or key employees;

•	change any of the accounting methods used unless required by GAAP or applicable law;

•	other than in the ordinary course of business consistent with past practice;

▪	acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to us or our subsidiaries, taken as a whole;

▪
incur any material indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to any of our wholly-owned subsidiary;

▪	terminate or amend any employee benefit plans in a manner that would materially increase the costs to the Company; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

 Stockholders’ Meeting

The merger agreement requires us to call and hold a meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to satisfy the vote condition described below in “—Conditions to the Merger.” Except in certain circumstances described below in “—No Solicitation of Transactions,” we are required to use reasonable best efforts to solicit stockholder proxies in favor of the adoption and approval of the merger agreement.

 No Solicitation of Transactions

We have agreed that between October 12, 2011 and the effective time of the merger, and subject to the discussion of superior proposals below, we and our subsidiaries (and our and our subsidiaries’ officers, directors, employees, agents and representatives) will not:

•	solicit, initiate or knowingly encourage, or take any other action designed to facilitate any inquiry or the making of any acquisition proposal; or

•	participate in any discussions or negotiations regarding a acquisition proposal.

In addition, we have agreed to cease any existing solicitations, discussions or negotiations existing on October 12, 2011 with any person who has made or indicated an intention to make a takeover proposal.

“Acquisition proposal” means any proposal made by any person or persons other than NSH, Merger Sub or any Affiliate thereof to acquire, other than in the transactions contemplated by the merger agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the common stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) twenty percent (20%) or more of the assets of the Company and its subsidiaries, taken as a whole.

Right to Consider a Superior Proposal

However, if we receive an unsolicited written acquisition proposal, we may furnish nonpublic information to the person making that proposal, and we may engage in discussions with that person with respect to that proposal, as long as:

•	the proposal did not result from our breach of the non-solicitation obligations described above;

•	our board of directors reasonably believes the proposal to be bona fide and determines that the proposal is, or could reasonably be expected to result in, a “superior proposal” (as described below);

•	prior to furnishing the nonpublic information, the party making the takeover proposal signs a suitable confidentiality agreement with us; and

•
we promptly advise NSH of any offer that is or could reasonably be expected to lead to a takeover proposal and provide copies of such offer, and of any request for nonpublic information relating to us.

If, at any time prior to obtaining the approval of our stockholders of the merger, we receive a superior proposal that the board determines in good faith, after consultation with its advisors, that such proposal is a superior proposal, our board may:

•	approve or recommend such superior proposal;

•	withdraw, modify or qualify its recommendation of the merger; or

•	terminate the merger agreement in order to enter into an agreement with the person making the superior proposal with respect to that superior proposal.

In order to take the above actions:

•
our board must determine in good faith, after consulting with outside counsel, that failing to take those actions would be a breach of its fiduciary duties to our stockholders under applicable law; and,

•	we must provide notice to NSH of our intention to take such actions, and that notice must include the material terms and conditions of the superior proposal.

A “superior proposal” means any acquisition proposal that our board of directors determines, after consultation with its advisors, to be more favorable to the Company and its shareholders than the transactions contemplated hereby.

These provisions will not prevent our board of directors from making certain disclosures contemplated by the securities laws, except that in specified circumstances our board of directors will be deemed to have withdrawn its recommendation unless it expressly reaffirms its recommendation in favor of approval of the merger agreement or rejects any other takeover proposal.

 Employee Benefits

The parties have agreed that, for a period of two years after the completion of the merger, the surviving corporation will:

•	continue to provide the compensation and benefits required under any individual employment agreements we have;

•
waive certain waiting periods and pre-existing condition exclusions, and credit for co-payments and deductibles, under the surviving company’s plans in which our employees become eligible to participate;

•	provide our employees with past service credit for eligibility and vesting purposes under any plans similar to ours, such as a 401(k) plan; and

•	provide severance benefits pursuant to the terms we currently provide.

 Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to do anything necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable.  In particular, the parties have agreed to use such efforts to make necessary filings and obtain necessary governmental consents and approvals.  We have also agreed to use our reasonable best efforts to obtain necessary consents or waivers from third parties and to execute and deliver any additional documents necessary to complete the merger.

To the extent permissible under applicable law, we and NSH will, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by the merger agreement and use reasonable best efforts to:

•	cooperate with each other in connection with any filing or submission and any investigation or other inquiry, including any proceeding initiated by a private party;

•
promptly inform the other of any communication received from or given to any governmental entity and of any material communication received or given in connection with any proceeding by a private party;

•
permit the other to review any communication given to, and consult with each other in advance of any meeting or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person; and

•	to the extent permitted by such governmental entity or other person, give the other the opportunity to attend and participate in such meetings and conferences.

If any objections are asserted with respect to the merger under any applicable law or if any suit is instituted by any governmental entity or any private party challenging the merger as violative of any applicable law, we and NSH will use reasonable best efforts to resolve any such objections or challenge to permit consummation of the merger.

 Other Covenants and Agreements

The merger agreement contains additional agreements among us, NSH and Merger Sub relating to, among other things:

•	providing NSH and its advisors access to our officers, management, employees, offices, properties, books and records;

•	cooperating in preparing and filing this Proxy Statement with the SEC, and in responding to any comments received from the SEC on this Proxy Statement;

•	coordinating press releases and other public statements about the merger and the merger agreement; and

•	continuing indemnification and insurance of directors and officers.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger must be approved by our stockholders, by the vote of holders of at least a majority of the votes entitled to be cast at the close of business on the record date;

•
no laws, temporary restraining orders, injunctions or other order, judgment, decision, opinion or decrees issued by a court or other governmental entity of competent jurisdiction will be in effect that have the effect of making the merger illegal; and

•	the waiting period under all applicable anti-trust laws must have expired or been terminated.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	NSH’s and Merger Sub’s representations and warranties must be true and correct as of October 12, 2011 and as of the closing date of the merger, subject to a “material adverse effect” qualification;

•	NSH and Merger Sub must have performed, in all material respects, their covenants and agreements in the merger agreement;

•	NSH must deliver to us at closing a certificate with respect to the satisfaction of the above two conditions; and

•
NSH must deliver to us at closing a certificate stating that after giving effect to the merger, it will be solvent, it will have sufficient capital to engage in its business and it will not have incurred or planned to incur debts beyond its ability to pay as they become due.

The obligations of NSH and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of October 12, 2011 and as of the closing date of the merger, subject to a “material adverse effect” qualification;

•	we must have performed, in all material respects, our covenants and agreements in the merger agreement; and

•	we must deliver to NSH at closing a certificate with respect to the satisfaction of the above two conditions.

Other than the conditions pertaining to our stockholder approval, the expiration or termination of applicable anti-trust waiting periods and the absence of governmental orders, either we, on the one hand, or NSH and Merger Sub, on the other hand, may elect to waive conditions to our or their respective performance and complete the merger.  We do not anticipate re-soliciting our stockholders for approval of any such waiver unless we propose to waive a condition and such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders.  None of CHCC, NSH or Merger Sub, however, has any intention to waive any condition as of the date of this Proxy Statement.

 Termination

We and NSH may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after our stockholders have approved the merger agreement).  In addition, either we or NSH may terminate the merger agreement at any time before the completion of the merger if:

•
the merger has not been completed by April 1, 2012, so long as the party seeking to terminate the merger agreement has not materially breached the merger agreement such that that breach primarily contributes to the failure of the merger  to be consummated by that date;

•
any law or final non-appealable order restrains, enjoins or prohibits the completion of the merger, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to have the injunction or restraint lifted;

•	the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained; or

•
if our board of directors changes its recommendation of the merger, recommends another acquisition proposal instead of the merger, or permits the company to enter into an agreement relating to an acquisition proposal other than the merger.

In addition, we may terminate the merger agreement at any time before the completion of the merger if:

•
NSH breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, and that breach or failure to perform would result in the failure of certain conditions to closing unless the breach is curable through the exercise of NSH’s or Merger Sub’s reasonable best efforts and NSH and Merger Sub exercise such reasonable best efforts; or

•	In order to accept a superior proposal, provided that

▪	we are and have been in compliance in all material respects with the non-solicitation provision of the merger agreement; and

▪	our board of directors concurrently approves, and we enter into, a definitive agreement with respect to a superior proposal.

NSH may terminate the merger agreement at any time before the completion of the merger if we breach or fail to perform any of our representations, warranties or covenants contained in the merger agreement, and that breach or failure to perform would result in the failure of certain conditions to closing unless the breach is curable through the exercise of our reasonable best efforts and we exercise such reasonable best efforts.

 Fees and Expenses

In general, all expenses incurred by each party to the merger agreement will be paid by that party, which means, in net effect, by the Company.

 Amendment and Waiver

The merger agreement may be amended by the parties at any time before or after our stockholder approval is obtained, but after our stockholder approval is obtained, no amendment can be made which requires the approval of our stockholders (under applicable law or the rules of any relevant stock exchange) without such further approval.

At any time prior to the effective time, the parties may:

•	extend the time for the performance of any obligation or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

ADDITIONAL INFORMATION REGARDING CHCC

 Summarized Financial Data

Set forth below is summarized financial data relating to us. The financial data has been derived from the audited financial statements contained in our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2010 and the unaudited financial statements contained in our quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2010 and 2009. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in that Form 10-K/A and the Forms 10-Q, including the notes thereto, incorporated by reference into this Proxy Statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	Years Ended December 31,		Six Months Ended June 30,

	2010(1)	2009	2011
(In thousands, except per share amounts and ratio)
Consolidated Statement of Operations Data
Net sales	$75,673,839	$56,920,742	$46,630,491
Cost of goods sold	58,689,379	46,030,417	39,570,313
Gross profit	16,984,460	10,890,325	7,060,178
Income from related parties	2,868,505	3,261,702	1,529,859
Total income from operations	12,737,694	9,552,857	7,481,642
Income before income taxes	15,606,199	11,415,706	7,445,265
Net income	13,720,708	10,005,392	6,411,064
Weighted Average Shares Outstanding Basic and Diluted	22,423,126	19,861,700	30,015,000
Net Income per share basic and diluted	0.61	0.50	0.21
Ratio of earnings to fixed charges	4.26	3.92	3.06

Consolidated Balance Sheet Data
Current assets	$55,384,968	$109,989,329	$140,072,798
Current assets due from related party	19,815,537	19,640,240	5,605,957
Total current assets	75,200,505	129,629,569	145,678,755
Non-Current assets	47,563,470	80,822,281	123,933,110
Non-Current assets due from related party	46,682,545	47,679,267	48,839,470
Total non-current assets	94,246,015	128,501,548	172,772,580
Total assets	169,446,520	258,131,117	318,451,335
Current liabilities	84,115,602	147,360,351	207,526,398
Non-Current liabilities	20,682,978	30,005,469	21,942,958
Total liabilities	104,798,580	177,365,820	229,469,356
Total shareholders’ equity	64,647,940	80,765,297	88,981,979

 Book Value Per Share

Our net book value per share as of June 30, 2011 was $2.96.

 Projected Financial Information

We do not typically prepare or make public long-term projections as to our future performance or earnings.  However, as noted above, in connection with the possible sale of CHCC, various financial forecasts were provided to the board.  In order to assist stockholders in evaluating the merger, we are including the set of projections of operations which reflect the board’s assessment of the company’s prospects for the period through fiscal year-end 2014.

The projections set forth below reflect the judgment of the board as to the most likely result achievable by the company in the period ending at fiscal year-end 2014; they are the management projections which are the basis of the projections included in the report of Rockwell Global Capital with respect to the merger.  Principal assumptions are set out beneath the projections.

	Year Ended of December 31
	2010	2011	2012	2013	2014
	USD	USD	USD	USD	USD
Sales Revenues	75,673,839.00	93,563,160.81	97,699,309.34	99,714,813.22	100,490,007.01
Less: Cost of goods sold	58,689,379.00	71,696,871.96	75,353,436.86	76,903,824.45	78,454,212.05
Gross profit：	16,984,460.00	21,866,288.85	22,345,872.48	22,810,988.76	22,035,794.96
Less：Provision for doubtful accounts	-	5,000,000.00	5,038,759.69	5,038,759.69	4,640,240.00
Selling expenses	29,236.00	-	-	-	-
General and administrative expenses	1,635,294.00	1,761,711.28	2,085,445.48	2,395,523.00	2,085,445.48
Financial expenses	2,582,236.00	4,213,724.72	4,246,389.25	4,246,389.25	3,936,311.73
Total operating expenses：	4,246,766.00	10,975,436.00	11,370,594.42	11,680,671.93	10,661,997.21

Income from continuing operations:	12,737,694.00	10,890,852.85	10,975,278.07	11,130,316.83	11,373,797.76

Add: Income from other operations:	2,868,505.00	-	-	-	-
Total operating profits:	15,606,199.00	10,890,852.85	10,975,278.07	11,130,316.83	11,373,797.76

Add: Other income:		6,635.57	6,635.57	6,687.01	6,687.01
Less: Other expenses:		38,014.72	38,014.72	38,309.40	38,309.40
Total others, net:		(31,379.15)	(31,379.15)	(31,622.40)	(31,622.40)

Total income before taxs；	15,606,199.00	10,859,473.71	10,943,898.92	11,098,694.43	11,342,175.36

Less：Income tax：	1,885,491.00	1,628,921.06	1,641,548.35	1,664,804.16	1,701,326.30

Net income:	13,720,708.00	9,230,552.65	9,302,350.57	9,433,890.27	9,640,849.06

NET INCOME PER SHARE, BASIC AND DILUTED	0.46	0.31	0.31	0.31	0.32

______________

Principal assumptions:

•      internal growth: 4%
•      acquired revenue:  equal to the period
•      business insurance rate:  2% all years
•      no debt
•      no dividend

The doubtful accounts referenced in the table above are receivables with respect to a related party which are more than 5 years old.  The related party company has been losing money in the past couple years and does not have sufficient funds to pay the receivable at this time.  Despite assurances that they would use their assets to pay the Company, in August 2011, we learned that that related party has pledged its assets to a third party and will not be able to use its assets to pay us back as we had been told.  At that point, we began treating the receivable as bad debt.  We used 5-year amortization period to amortize the debt.

 Directors and Executive Officers of CHCC

The persons listed below are our directors and executive officers as of the date of this Proxy Statement.  Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal or the consummation of the merger.  None of these persons nor CHCC has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.  Mr. Huge, our former Chief Financial Officer, and Mr. Cole, one of our directors, are citizens of the United States.  All of our other directors and executive officers are citizens of the PRC and can be reached c/o China Chemical Corp., 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.

Directors

Lu Feng, Chief Executive Officer, President and Chairman of the Board of Directors. Lu Feng was appointed as Chief Executive Officer, President and Chairman of the Company’s Board of directors on September 30, 2010. Lu Feng has served as Chief Executive Officer, President and Chairman of the Board of Directors, Zibo Jiazhou Chemical since September 2005. Lu Feng received a degree in chemical technology from the Shandong University of Technology in 1982. He is the brother of the Company’s Vice-Chairman, Lu Lingliang. Lu Feng’s experience as Chief Executive Officer of Zibo Jiazhou Chemical and technical experience and knowledge led to the conclusion that he should serve on the Company’s Board of Directors, given the Company’s business and structure.

  Lu Lingliang, Vice-Chairman of the Board of Directors. Lu Lingliang was appointed as Vice-Chairman of the Board of Directors on September 30, 2010. Lu Lingliang has served as Vice-Chairman of the Board of Directors of Zibo Jiazhou Chemical since March 2001. Lu Lingliang graduated from Shandong University of Technology in 1970. He is the brother of Lu Feng, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. Lu Lingliang’s experience as Vice Chairman of Zibo Jiazhou and technical experience and knowledge led to the conclusion that Lu Lingliang should serve on the Company’s board of directors, given the Company’s business and structure.

 Doug Cole, Director. Mr. Cole was appointed as a member of the Company’s Board of Directors and as President, Secretary and Treasurer on April 8, 2010. On September 30, 2010, in connection with the Share Exchange, he resigned from his positions as President, Secretary and Treasurer. Following the closing of the Share Exchange, he remained a member of the Company’s Board of Directors. Mr. Cole currently serves as Managing Partner of Great Bear, LLC, a corporate consulting firm. Mr. Cole has also served as a member of the Board of Directors and as a member of the compensation, nominating and audit committees of Longwei Petroleum Investment Holding Limited since March 22, 2010. Mr. Cole has also worked with Objective Equity LLC, a boutique investment bank based in New York since 2006. Mr. Cole served as Executive Vice Chairman and Executive Vice President of Trinity Companies, a continuing education company since 2002 and was its Chief Executive Officer until February 1, 2006, when the Company relocated its corporate headquarters to Texas. From 1998 through 2000, Mr. Cole served as Chairman and Chief Executive Officer of RateXchange Corporation (formerly NetAmerica.com) and as a director of two of its subsidiaries, RateXchange I, Inc. and PolarCap, Inc. He served as Chairman, Chief Executive Officer, President and Principal Accounting Officer of RateXchange from 1999 through 2000. Mr. Cole was the founder, Chief Executive Officer and Executive Vice President of Star Press (formerly Great Bear Technology) from its inception in 1992 until its merger with Graphite Zone Inc. in 1996. Mr. Cole is a 1978 graduate of the University of California, Berkeley. Mr. Cole’s financial and business management experience and knowledge led to the conclusion that he should serve on the Company’s board of directors, given the Company’s business and structure.

 Chen Hui, Director. Chen Hui was appointed as a member of the Company’s Board of Directors on September 30, 2010. Chen. Hui has served as a member of the Board of Directors of Zibo Jiazhou Chemical since September 2005. Chen Hui formerly served as the chairman of federation business for the Zibo Chamber of Commerce. Chen Hui received his Masters of Business Administration from the Shandong Institute of Economics in 1976. Chen Hui’s experience on the Board of Directors of Zibo Jiazhou Chemical led to the conclusion Chen Hui should serve on the Company’s Board of Directors, given the Company’s business and structure.

 Fengzhen Zhou, Director. Fengzhen Zhou was appointed a director of the Company on July 7, 2011. Ms. Zhou has been the chief partner at Beijing Zhongliang Lujian Accounting Firm since July 2007. From January 2008 to June 2009, Ms. Zhou served as the manager of the professional guidance department at Beijing Longzhou Accounting Firm. From November 2000 to December 2007, Ms. Zhou was the project manager at Beijing Quanqi Accounting Firm.  Ms. Zhou received her bachelor degree in accounting from Tianjin University in 1981. Ms. Zhou is a certified public accountant in the People’s Republic of China and has many years’ experience in accounting and auditing.

Executive Officers

Lu Feng: See Mr. Lu’s biographical information under “—Directors” above.

Lu Lingliang: See Mr. Lu’s biographical information under “—Directors” above.

Yan Kai, Chief Operating and Administration Officer. Yan Kai was appointed as the Company’s Chief Operating and Administration Officer on September 30, 2010. Yan Kai has served as Vice General Manager of Zibo Jiazhou Chemical since September 2005. Yan Kai graduated from the College of Engineering of Shandong University of Technology in 1982. He received his MBA from Northwestern Polytechnical University in 1984.

 Zhang Lianjun, Chief Marketing Officer. Zhang Lianjun was appointed as the Company’s Chief Marketing Officer on September 30, 2010. Zhang Lianjun has served as Chief Sales Officer of Zibo Jiazhou Chemical since September 2005. Zhang Lianjun received a degree in marketing from the Shandong University of Technology in 1985.

 Li Bin, Chief Financial Officer. Li Bin was appointed as the Company’s Chief Accounting Officer on September 30, 2010 and was subsequently appointed the Company’s Chief Financial Officer on August 5, 2011. Ms. Li has served as Chief Financial Officer of Zibo Jiazhou Chemical since September 2005. She graduated from Harbin Industrial University, Weihai College with a Degree in Finance and Accounting in 1997.

Market for Common Stock and Dividends

Our common stock is quoted on the OTCBB under the symbol “CHCC.” At the record date for the special meeting, there were 30,015,000 shares of our common stock outstanding, which were held by approximately 453 holders of record.  Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of our common stock for each quarter beginning on November 1, 2010, when our stock was first publicly traded.

	Market Price
	High	Low

2011
First Quarter	$6.50	$3.00
Second Quarter	$3.38	$0.25
Third Quarter	$2.00	$0.07

2010
Fourth Quarter (beginning November 1, 2010)	$5.00	$1.50

On September 24, 2010, the Company effected a nine-to-one stock dividend, however, we have never declared a cash dividend.

 Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 4, 2011 (except as noted below) by (i) any person known by us to be a beneficial owner of more than 5% of our common stock, (ii) our named executive officers, (iii) each director and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below has sole voting and disposition power with respect to such person’s shares.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of our common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of October 4, 2011 (including shares subject to restrictions that lapse within 60 days of October 4, 2011) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Lu Feng	9,866,675	32.9%
Lu Lingliang	7,941,785	26.5%
Yan Kai	40,000		*
Dean Huge (2)	-	-
Zhang Lianjun	20,000		*
Li Bin	20,000		*
Doug Cole	15,000		*
Chen Hui	-	-
Fengzhen Zhou (3)	-	-
All such directors and executive officers as a group (9 persons)	17,903,460	59.7%
*Represents less than 1%

(1)            All shares are owned of record and beneficially. Except as otherwise noted, each shareholder’s address is c/o China Chemical Corp. 1, Electric Power Road, Zhou Cun District, Zibo, People’s Republic of China.

(2)           Dean Huge resigned as Chief Financial Officer of the Company on August 5, 2011 and was replaced by Li Bin.

(3)           Jared Wang resigned as director of the Company on March 10, 2011, and does not own any shares of the Company’s common stock. Fengzhen Zhou was appointed director of the Company on July 7, 2011.

 Prior Purchases and Sales of CHCC Common Stock

There were no transactions with respect to our common stock during the past two years effected by any of us, any of our directors or executive officers, or any of the NSH Parties or any of their affiliates, directors, executive officers or controlling persons, as applicable.

ADDITIONAL INFORMATION REGARDING THE NSH PARTIES

None of NSH, Merger Sub or the persons listed below have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

  NSH

The persons listed below are the directors and executive officers of NSH as of the date of this Proxy Statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal or the consummation of the merger. The sole director and executive officer of NSH is a citizens of the PRC and can be reached at 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.  The telephone number is +86 0533-6168699.

Directors and Executive Officers

Lu Feng, President, Secretary and Sole Director. Lu Feng serves NSH’s sole director and officer.  Mr. Lu was appointed as CHCC’s Chief Executive Officer, President and Chairman of CHCC’s Board of directors on September 30, 2010. Lu Feng has served as Chief Executive Officer, President and Chairman of the Board of Directors, Zibo Jiazhou Chemical since September 2005. Lu Feng received a degree in chemical technology from the Shandong University of Technology in 1982. He is the brother of the Company’s Vice-Chairman, Lu Lingliang. Lu Feng’s experience as Chief Executive Officer of Zibo Jiazhou Chemical and technical experience and knowledge led to the conclusion that he should serve on the Company’s Board of Directors, given the Company’s business and structure.

 Merger Sub

The persons listed below are the directors and executive officers of Merger Sub as of the date of this Proxy Statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal or the consummation of the merger. The directors and all of the executive officers of Merger Sub are citizens of the PRC and can be reached 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China.  The telephone number is +86 0533-6168699.

Directors and Executive Officers

Lu Feng, Chief Executive Officer, President and Chairman of the Board of Directors. Lu Feng serves as Merger Sub’s initial Chief Executive Officer, President and Chairman of Merger Sub’s Board of Directors.  Mr. Lu was appointed as CHCC’s Chief Executive Officer, President and Chairman of CHCC’s Board of directors on September 30, 2010. Lu Feng has served as Chief Executive Officer, President and Chairman of the Board of Directors, Zibo Jiazhou Chemical since September 2005. Lu Feng received a degree in chemical technology from the Shandong University of Technology in 1982. He is the brother of the Company’s Vice-Chairman, Lu Lingliang. Lu Feng’s experience as Chief Executive Officer of Zibo Jiazhou Chemical and technical experience and knowledge led to the conclusion that he should serve on the Company’s Board of Directors, given the Company’s business and structure.

Lu Lingliang, Vice-Chairman of the Board of Directors. Lu Lingliang serves as the Vice-Chairman of the Board of Directors of Merger Sub.  Mr. Lu was appointed as Vice-Chairman of CHCC’s Board of Directors on September 30, 2010. Lu Lingliang has served as Vice-Chairman of the Board of Directors of Zibo Jiazhou Chemical since March 2001. Lu Lingliang graduated from Shandong University of Technology in 1970. He is the brother of Lu Feng, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors. Lu Lingliang’s experience as Vice Chairman of Zibo Jiazhou and technical experience and knowledge led to the conclusion that Lu Lingliang should serve on the Company’s board of directors, given the Company’s business and structure.

Jian Li, Chief Operating Officer.  Ms. Jiang Li graduated from Qingdao Chemical Institution in 1990 and has been an operating vice president for Zibo Jiazhou Chemical since 2005.

 Li Bin, Chief Financial Officer. Li Bin serves as the Chief Financial Officer of Merger Sub and was appointed as the CHCC’s Chief Accounting Officer on September 30, 2010 and was subsequently appointed the Company’s Chief Financial Officer on August 5, 2011. Ms. Li has served as Chief Financial Officer of Zibo Jiazhou Chemical since September 2005. She graduated from Harbin Industrial University, Weihai College with a Degree in Finance and Accounting in 1997.

Chen Hui, Director. Chen Hui serves as a member of Merger Sub’s initial board of directors and was appointed as a member of the Company’s Board of Directors on September 30, 2010. Chen. Hui has served as a member of the Board of Directors of Zibo Jiazhou Chemical since September 2005. Chen Hui formerly served as the chairman of federation business for the Zibo Chamber of Commerce. Chen Hui received his Masters of Business Administration from the Shandong Institute of Economics in 1976. Chen Hui’s experience on the Board of Directors of Zibo Jiazhou Chemical led to the conclusion Chen Hui should serve on the Company’s Board of Directors, given the Company’s business and structure.

 Fengzhen Zhou, Director. Fengzhen Zhou serves as a member of Merger Sub’s initial board of directors and was appointed a director of the Company on July 7, 2011. Ms. Zhou has been the chief partner at Beijing Zhongliang Lujian Accounting Firm since July 2007. From January 2008 to June 2009, Ms. Zhou served as the manager of the professional guidance department at Beijing Longzhou Accounting Firm. From November 2000 to December 2007, Ms. Zhou was the project manager at Beijing Quanqi Accounting Firm.  Ms. Zhou received her bachelor degree in accounting from Tianjin University in 1981. Ms. Zhou is a certified public accountant in the People’s Republic of China and has many years’ experience in accounting and auditing.

GOLDEN PARACHUTE COMPENSATION

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each “named executive officer” of the Company that is based on or otherwise relates to the merger. There are no severance or “golden parachute” compensation arrangements with any named executive officer of the Company that will result in any compensation payable to the officers of the Company in connection with the merger.

HOUSEHOLDING

SEC rules permit us to deliver a single proxy statement to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Proxy Statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to any stockholder at the shared address to which a single copy of those documents were delivered. If you prefer to receive separate copies of the Proxy Statement and annual report, contact the Company at China Chemical Corp., 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China, Attention:  Yan Kai.

STOCKHOLDER PROPOSALS

Due to the contemplated merger, we do not currently expect to hold a 2012 annual meeting of stockholders because, following completion of the merger, we will not be a publicly-held company and there will be no process for submission of shareholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the Exchange Act.  We file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act.

In addition, because the merger may be considered to be a “going private” transaction, CHCC, NSH and Merger Sub have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. You may read and copy the Schedule 13E-3 and any reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by us, at http://www.sec.gov.  You also may access the SEC filings and obtain other information about us through our website at http://www.psahealthcare.com.  The information contained on our website is not incorporated by reference into or in any way part of this Proxy Statement.  CHCC has not made any provision to grant stockholders access to its corporate files or to obtain counsel or appraisal services for the stockholders at CHCC’s expense.

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document.  We incorporate by reference the documents filed by us with the SEC listed below and each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the special meeting and will amend the Schedule 13E-3 filed with the SEC in connection with the merger to specifically incorporate such future filings to the extent necessary to comply with the company’s disclosure obligations under applicable law.

SEC Filings	Period/Date
Annual Report on Form 10-K/A	For year ended December 31, 2010; filed on July 8, 2011
Quarterly Report on Form 10-Q/A	For quarterly period ended March 31, 2011; filed on July 8, 2011
Quarterly Report on Form 10-Q	For quarterly period ended June 30, 2011; filed on August 15, 2011
Current Report on Form 8-K	Dated March 30, 2011; filed March 30, 2011
Current Report on Form 8-K	Dated September 30, 2010; filed April 12, 2011
Current Report on Form 8-K	Dated May 17, 2011; filed on May 17, 2011
Current Report on Form 8-K	Dated June 22, 2011; filed on June 29, 2011
Current Report on Form 8-K	Dated March 10, 2011; filed July 8, 2011
Current Report on Form 8-K	Dated July 29, 2011; filed August 11, 2011

We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.   Requests for copies of our filings should be directed to:

CHINA CHEMICAL CORP.
1, Electric Power Road
Zhou Cun District
Zibo, P.R. China
+86-533-6168699

Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction.  You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the special meeting.  We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement.  This Proxy Statement is dated ____________, 2011.  You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Company’s special meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions by mail. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the special meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors.

/s/ Lu Feng

Lu Feng Chief Executive Officer, President and Chairman of the Board of Directors

Zibo, P.R. China

October ___, 2011

ANNEX A

Agreement and Plan of Merger

________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

by and among

NEW SOURCE HOLDING CO., LTD.,

CHCC ACQUISITION CO., INC.,

and

CHINA CHEMICAL CORP.

OCTOBER 12, 2011

________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2011 (this “Agreement”), by and among CHINA CHEMICAL CORP., a Delaware corporation (the “Company”), NEW SOURCE HOLDING CO., LTD., a Delaware corporation (“Parent”), and CHCC ACQUISITION CO., INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company (in the case of the Company, acting upon the unanimous recommendation of the Special Committee) have approved, and have determined that it is in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein;

WHEREAS, effective concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders (collectively, the “Major Stockholders”) are entering into a support and contribution agreement (the “Support Agreement”), pursuant to which, among other things, the Major Stockholders have agreed to vote in favor of this Agreement and take certain other action in furtherance hereof and to contribute their shares of the Company to Parent in exchange for shares of Parent, in each case upon the terms and conditions set forth therein; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1 Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Acquisition Agreement” has the meaning set forth in Section 6.3(c).

“Acquisition Proposal” means any proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning set forth in Rule l2b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Benefit Agreement” has the meaning set forth in Section 4.8(a).

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.3(c).

“CIC Plans” has the meaning set forth in Section 6.4(b).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s 1989 Restated Stock Option Plan, Restated 2000 Non-Officer Employee Stock Compensation Plan and 2006 Equity Incentive Plan.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect:

(a)           changes generally affecting (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets;

(b)           the negotiation, execution, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby (including any  cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees),

(c)           natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events,

(d)           changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC,

(e)           any other action required by Law, expressly contemplated by this Agreement or taken at the request of or with the written consent of Parent or Merger Sub,

(f)           any litigation brought or threatened by stockholders of either the Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty or violations of securities Laws or otherwise,

(g)           any changes in Law or the interpretation thereof,

(h)           any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the Proxy Statement,

(i)           in and of itself, any decrease in the market price or trading volume of the Common Stock, or

(j)           in and of itself, any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts.

“Company Recommendation” has the meaning set forth in Section 6.8.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Stockholders Meeting” has the meaning set forth in Section 6.8.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 6.4(a).

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

“ERISA” has the meaning set forth in Section 4.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Foreign Benefit Plan” has the meaning set forth in Section 4.8(d).

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Intellectual Property” means all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs

“Insured Parties” has the meaning set forth in Section 6.7(b).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are actually known to, in the case of the Company, the chief executive officer, chief financial officer or general counsel of the Company, and in the case of Parent or Merger Sub, the individuals set forth on Schedule 1.1 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“License-In Agreements” has the meaning set forth in Section 4.11(b).

“Material Contract” has the meaning set forth in Section 4.7(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Option” has the meaning set forth in Section 3.4.

“Option Consideration” has the meaning set forth in Section 3.4.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, (i) the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (including Parent’s absolute obligation to have sufficient funds to satisfy its obligations to pay the aggregate Merger Consideration and Option Consideration and other fees and expenses of Parent and Merger Sub).

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Permitted Liens” means licenses granted to third parties in the ordinary course of business.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 6.8.

“Representatives” has the meaning set forth in Section 6.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means the committee of the board of directors of the Company, comprised of independent members of the board of directors formed for the purpose of evaluating, and making a recommendation to the full board of directors with respect to, this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means any Acquisition Proposal that the Company’s board of directors determines, after consultation with its financial advisor, to be more favorable to the Company and its stockholders than the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“United States” means the United States of America.

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II
THE MERGER

Section 2.1 The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the corporate existence of the Company shall continue unaffected by the Merger.  The Merger shall, from and after the Effective Time, have the effects set forth in the DGCL and other applicable law.

Section 2.2 Effective Time.  Parent, Merger Sub and the Company shall cause certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Delaware for filing as provided in the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective on the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or on such other later date as is agreed upon by the parties and specified in the Certificate of Merger, and at the time specified in the Certificate of Merger or, if not specified therein, by the DGCL, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Eastern Time, on a date to be specified by the parties, which shall be no later than  two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of McKenna Long & Aldridge LLP, 303 Peachtree St. NE, Suite 5300, Atlanta, GA 30308, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation.  The certificate of incorporation of the Company and the bylaws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be determined by the board of directors of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.5 Directors and Officers of the Surviving Corporation.  The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III
CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) At the Effective Time, each share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.50 in cash (the “Merger Consideration”) without any interest thereon.

(b) Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, $.01 par value per share, of the Surviving Corporation.

(c) Any shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates and Book-Entry Shares.

(a) At or prior to the Closing, Parent shall deposit into an account sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares and all amounts payable under Section 3.4.  In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 and all amounts payable under Section 3.4, Parent shall promptly deposit, or cause to be deposited, additional funds to the Consideration Fund in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time, Parent or the Surviving Corporation shall mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 and to each holder of Options who are entitled to amounts under Section 3.4 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares and Options shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares and Options, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares and Options, as applicable to the Parent or the Surviving Corporation and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares and Options in exchange for payment of the Merger Consideration and amounts payable under Section 3.4, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing.  Upon surrender of a Book-Entry Share or a Certificate or Option for cancellation to the Parent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate or Option shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, or the amounts payable under Section 3.4 with respect to Options, and the Book-Entry Share, Certificates and Options so surrendered shall forthwith be cancelled; provided, however, that no shares which are the subject of litigation in the matter of Zibo Jiazhou Chemical Co., Ltd. v. PAMCO Management, Ltd. and Po Sun Liu (Case No.: (2011) Lushangchuzi No. 15) shall be honored for payment pursuant to this Section 3.2(b) unless and until the Company provides notice to Parent that such litigation has been settled or otherwise terminated.  No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates or the amounts payable to Option holders under Section 3.4.  If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate or Option surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Parent any transfer or other Taxes required by reason of payment of the Merger Consideration or amounts payable pursuant to Section 3.4 to a Person other than the registered holder of the Book-Entry Share or Certificate or Option surrendered, or shall establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not applicable.

(c) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Parent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(d) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to Parent.  Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(e) Notwithstanding the foregoing, no party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Parent  for payment of their claim for Merger Consideration in respect thereof.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent or the Surviving Corporation) by the Person claiming such certificate to be lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Shares of Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under Section 262 of the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under Section 262 of the DGCL.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).  The Company shall promptly provide any notices of dissent to Parent.

(b) If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration as set forth in subsection (a) of Section 3.1.

Section 3.4 Treatment of Company Options.  Each outstanding option to purchase Common Stock (whether vested or unvested) (an “Option”) shall be cancelled at the Effective Time and the holder of such Option (if the Merger Consideration is greater than the exercise price per share of the Common Stock of such Option) will, in full settlement of such Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Option, be entitled to receive from Parent an amount, subject to any required withholding of Taxes, in cash equal to the product of (x) the Merger Consideration less the exercise price per share of the Common Stock of such Option multiplied by (y) the number of shares of Common Stock subject to such Option (such product, the “Option Consideration”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent a copy of its certificate of incorporation and bylaws, as currently in effect, and is not in violation of any provision of such certificate of incorporation or bylaws.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of  80,000,000 shares of Common Stock, $.0001 par value, 30,015,000 of which are issued and outstanding as of the date of this Agreement.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  As of the date hereof, other than pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances other than any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3 Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby.  The Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders and has unanimously recommended that the full board of directors of the Company approve this Agreement and the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors (acting upon the unanimous recommendation of the Special Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for stockholder approval of the plan of Merger, the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to the approval of the Company’s stockholders, the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the DGCL, (B) requirements under other state corporation Laws, and (C) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (2) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Merger Sub.

Section 4.5 SEC Reports.  The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2010 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”).  As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.6 No Undisclosed Liabilities.  Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2010, (b) liabilities and obligations disclosed in the Company SEC Reports, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since December 31, 2010, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

Section 4.7 Material Contracts.

(a) As of the date hereof and other than as reflected in a Company SEC Report, the Company is not a party to or bound by any Contract (i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC or (ii) that would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto from engaging in any line of business or in any geographic area.  Each such contract described in the foregoing clauses (i) and (ii) is referred to herein as a “Material Contract.”

(b) Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has not received notice, nor does it have knowledge, of any violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except in each case for such violations, defaults or conditions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.8 Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of all material employee benefit plans, including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries by the Company or by any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code (each such plan, a “Benefit Plan”) and all material employment and severance agreements between the Company or any of its Subsidiaries and any of their respective employees (each such agreement, a “Benefit Agreement”).

(b) With respect to each Benefit Plan and Benefit Agreement except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, such Benefit Plan or Benefit Agreement has been administered in accordance with its terms and applicable Law, and (ii) no disputes are pending, or, to the knowledge of the Company, threatened that, if decided adversely to the Company,  would give rise to material liability on the part of the Company.

(c) Except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, none of the Company or its Subsidiaries sponsors, maintains or contributes to, or during the last six years has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Benefit Plan mandated by a foreign (i.e., non-United States) Governmental Entity or subject to the laws of jurisdiction outside of the United States (“Foreign Benefit Plan”) that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities; (ii) no Foreign Benefit Plan has any unfunded liabilities, determined in accordance with United States generally accepted accounting principles, that have not been fully accrued on the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Company SEC Reports (or, if the Subsidiary maintaining, contributing to or bound by the Foreign Benefit Plan is not a consolidated Subsidiary, on the books of the relevant Subsidiary) or that will not be fully offset by insurance; and (iii) all Foreign Benefit Plans are registered where required by, and are in good standing under, all applicable Laws.

Section 4.9 Litigation.  As of the date hereof, there is no action, claim, suit, proceeding pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Compliance with Law.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.  Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.12, Section 4.14 and Section 4.15, respectively.

Section 4.11 Intellectual Property.

(a) Section 4.11 of the Company Disclosure Schedule sets forth all material (i) issued patents and pending patent applications, (ii) trademark registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned by or on behalf of the Company or any of its Subsidiaries.  With respect to each item of Intellectual Property required to be identified in this Section 4.11, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (i) the Company or one of its Subsidiaries own all right, title, and interest in and to such item, free and clear of any lien other than Permitted Liens; (ii) such item is not subject to any outstanding injunction, judgment, or order of any Governmental Entity which the Company has received written notice; and (iii) no lawsuit of which the Company has received written notice is pending or, to the knowledge of the Company, is threatened that challenges the validity or enforceability of such item.

(b) Section 4.11 of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, as presently conducted, except for off-the-shelf software programs and other readily available commercial software that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”).  To the knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; and (ii) neither the Company nor any of its Subsidiaries is in material default of any such License-In Agreement, and no event has occurred that constitutes a material default thereunder, except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse effect, the Company and its Subsidiaries own or have the right to use, without payments to any other Person other than payments described in any agreement disclosed to the Parent, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted.  The Company and its Subsidiaries have taken commercially reasonable actions required to maintain each item of Intellectual Property that they own or use, except where the failure to take such actions would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the operation of the business of the Company or any of its Subsidiaries as and where presently conducted does not infringe or misappropriate, any Intellectual Property rights of third parties.  Neither the Company nor any of its Subsidiaries has received any written notice during the past two (2) years (or earlier, if not resolved), alleging any such infringement or misappropriation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), excluding any of the forgoing that would not reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect.

(e) To the knowledge of the company, as of the Effective Time, no former or current stockholder, employee, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any material interest in any material Intellectual Property used in the business of the Company and its Subsidiaries as and where presently conducted.

Section 4.12 Taxes.  Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Company or its Subsidiaries;

(b) There are no material pending federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries;

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries; and

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

Section 4.13 Tangible Assets.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

Section 4.14 Environmental.  Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof;

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary; and

(c) To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials that require a Cleanup.

Section 4.15 Labor Matters.  Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries;

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; and

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries.

Section 4.16 Proxy Statement.  The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.17 Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.18 Opinion of Financial Advisor.  The board of directors of the Company has received the written opinion of Rockwell Global Capital, LLC that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock.  A copy of such opinion has been furnished, for informational purposes, to Parent.  It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Parent has made available to the Company a copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby  will not, (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the DGCL, (B) requirements under other state corporation Laws, and (C) the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 5.4 Litigation.  There is no action, claim, suit, proceeding pending or, to the knowledge of Parent and Merger Sub, threatened, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Ownership of Common Stock.  Other than as contemplated by this Agreement or the Support Agreement, none of Parent, Merger Sub or any of their Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company.

Section 5.6 Compliance with Law.  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.7 Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.8 Proxy Statement.  None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9 Financing.  Neither Parent or Merger Sub has (i) retained any financial advisor on an exclusive basis other than advisors to which the board of directors of the Company has previously consented or (ii) entered into an agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries).  Neither Parent or Merger Sub has caused or induced any Person to take any action that, if taken by Parent or Merger Sub would be a breach of, or would cause to be untrue, any of the representations in this Section 5.9.

Section 5.10 Sufficient Funds.  Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration and Option Consideration and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.

Section 5.11 Solvency.  Neither Parent or Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to all of the transactions contemplated hereby, including the Merger, the payment of the Merger Consideration, the repayment or refinancing of any existing indebtedness and all related fees and expenses, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.12 Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose.  In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives.  Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.  Parent has no knowledge of any of the Company’s representations or warranties being untrue in any material respect.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries.  Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Merger Sub and its Representatives shall have no claim against any Person with respect thereto.  Accordingly, each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

ARTICLE VI
COVENANTS

Section 6.1 Interim Operations of the Company.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within forty-eight (48) hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within forty-eight (48) hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(b) except for Common Stock to be issued or delivered pursuant to the Company Equity Plans and except for the issuance, grant or delivery of equity awards issued pursuant to the Company Equity Plans in the ordinary course of business, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(g) other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;

(h) grant any material increases in the compensation of its directors, officers or key employees, except in the ordinary course of business, or enter into any material new employment or severance protection agreements with any such directors, officers or key employees;

(i) except as may be contemplated by this Agreement or in the ordinary course of business, terminate or amend any Benefit Plans in a manner that would materially increase the costs to the Company;

(j) change any of the accounting methods used by the Company unless required by GAAP or applicable Law; or

(k) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement.

Section 6.3 Acquisition Proposals.

(a) Subject to Section 6.3(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, except information relating to the existence of these provisions), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any Acquisition Proposal or (ii) participate in any discussions (except as to the existence of these provisions) or negotiations relating to any Acquisition Proposal.  Subject to Section 6.3(b), from the date hereof the Company shall cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a) if at any time prior to the Company Stockholders Meeting, the Company receives an Acquisition Proposal which the board of directors of the Company or the Special Committee determines constitutes or could reasonably be likely to result in a Superior Proposal, the Company may, in response to such Acquisition Proposal (provided such Acquisition Proposal did not result from a breach by it of Section 6.3(a), Section 6.3(b) or Section 6.3(c)), (A) furnish information with respect to it and the Company Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (as determined after consultation with its outside counsel) (an “Acceptable Confidentiality Agreement”), the benefits of the terms of which, if more favorable to the other party to such confidentiality agreement than those in place with Parent, shall be extended to Parent, and (B) participate in discussions and negotiations regarding such Acquisition Proposal.  From and after the date hereof, except as restricted by a confidentiality agreement or similar obligation in effect as of the date hereof by which the Company is bound, if the Company has received an Acquisition Proposal, it shall promptly advise Parent orally and in writing of such Acquisition Proposal, any request for information, and the material terms and conditions of such request or Acquisition Proposal, and shall keep Parent reasonably informed of the status and details of any such Acquisition Proposal.

(c) Except as expressly permitted by this Section 6.3(c), neither the board of directors of the Company, nor any committee thereof (including the Special Committee) shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such board of directors or the Special Committee of this Agreement or the approval of this Agreement by the stockholders at the Company Stockholders Meeting (a “Change of Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal other than this Agreement, or (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) related to any Acquisition Proposal.  Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders Meeting, (x) in response to the receipt of a written Acquisition Proposal in connection with which the Company has not breached Section 6.3(a) (subject to Section 6.3(b)), if the board of directors of the Company determines in good faith, after consultation with its advisors, that such Acquisition Proposal is a Superior Proposal, then the board of directors of the Company may approve or recommend such Superior Proposal and, in connection with the approval or recommendation of such Superior Proposal, make a Change of Recommendation and/or terminate this Agreement (and subject to Article VIII, in connection with such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal); provided that the Company notifies Parent in writing that it intends to enter into an Acquisition Agreement to effect such Superior Proposal, with such notice specifying, except as restricted by a confidentiality agreement or similar obligation in effect as of the date hereof by which the Company is bound, any material terms and conditions of such Acquisition Agreement and identifying the party making the Superior Proposal and (y) other than in connection with an Acquisition Proposal, if the board of directors determines in good faith, after consultation with its legal counsel, that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the board of directors of the Company may make a Change of Recommendation.

(d) Nothing in this Section 6.3 shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable law, if the board of directors of the Company determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable law and any such disclosure which would otherwise constitute a withdrawal, change or modification of the approval or recommendation of the board of directors of the Company, shall not be deemed to constitute such a withdrawal, change or modification with respect to the Merger for the purposes of Section 6.3(c) if the board of directors of the Company expressly publicly reaffirms its approval and recommendation of this Agreement within five (5) Business Days after a request by Parent to do so.  In addition, it is understood and agreed that, for purposes of this Section 6.3, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen” communication shall not constitute a withdrawal, change or modification of the approval or recommendation of the board of directors of the Company with respect to the Merger for the purposes of Section 6.3(c).

Section 6.4 Employee Benefits.

(a) As of the Effective Time, and for a period of at least two (2) years thereafter, Parent agrees to (i) provide or cause its Subsidiaries (including the Surviving Corporation) to provide each of the employees of the Company and its Subsidiaries (the “Employees”) with base salary or wage rates, equity compensation, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Employee immediately prior to the Effective Time and (ii) either (A) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain the Benefit Plans at the benefit levels in effect on the date hereof or (B) provide or cause its Subsidiaries (including the Surviving Corporation) to provide employee benefits (including, without limitation, retirement, health and life insurance benefits) that, in the aggregate, are no less favorable to each Employee (and such Employee’s spouse and dependents) than those in effect under the Benefit Plan for such Employee (and his or her spouse and dependents) immediately prior to the Effective Time.  For the avoidance of doubt, this Section 6.4(a) does not apply to employees that are not retained by the Company after the Effective Time.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all Benefit Agreements and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s executive change-in-control and general severance and retention plans (collectively, the “CIC Plans”), in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

(c) Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) or Affiliates following the Effective Time and in which any of the Employees participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any Benefit Plan provides past service credit) as service with Parent and its Subsidiaries.  Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Employee and his or her spouse and dependents under a corresponding Benefit Plan during the calendar year in which occurs the later of the Effective Time and the date on which the Employee begins participation in such Parent Plan.

Section 6.5 Financing.

(a) Prior to the Closing Date, the Company shall provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of financing for the transactions contemplated hereby and the transactions contemplated hereby; provided, however, that no such requested  cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; provided, further, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing if the transactions contemplated hereby prior to the Effective Time.

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

(c) In no event shall Parent or Merger Sub (i) retain any financial advisor on an exclusive basis other than advisors to which the board of directors of the Company consents (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) enter into any agreement, arrangement or understanding, with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in connection with the Merger or the other transactions contemplated hereby.

Section 6.6 Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company.  Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(d).

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law.  The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off program for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time.

(c) This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.  Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and bylaws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Proxy Statement.  So long as the Company’s board of directors shall not have effected a Change of Recommendation, (a) the Company shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) as soon as is reasonably practicable for the purpose of approving this Agreement, and (b) in connection with the Company Stockholders Meeting, as soon as is reasonably practicable the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and the Exchange Act; provided, that, if upon the date initially fixed for the Company Stockholders Meeting, the conditions set forth in Section 7.1(b) and Section 7.1(c) have not been met, the Company may reschedule or adjourn the Company Stockholders Meeting to such later date as the Company, in its reasonable discretion, considers to be more proximate to the probable satisfaction of such conditions.  Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement, to Parent, and will consider inclusion into the Proxy Statement comments timely received from Parent or its counsel.  The Company shall give Parent notice of any comments on the Proxy Statement received by the SEC, and shall promptly respond to SEC comments, if any.  So long as the Company’s board of directors shall not have effected a Change of Recommendation, the Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s stockholders approve this Agreement (the “Company Recommendation”).

Section 6.9 Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences; (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.  No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.  Without limiting this Section 6.9(a), Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date (as defined herein)), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries and Affiliates) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ and Affiliates’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries and Affiliates) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing.  Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.9(a) unless the effectiveness of any such action is conditioned on the occurrence of the Closing.

(b) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall give prompt notice to the other of any written notice or other communication from any Governmental Entity in connection with the Merger.

ARTICLE VII
CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) this Agreement shall have been approved by the stockholders of the Company in accordance with the DGCL;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c) any applicable waiting period under applicable antitrust laws shall have expired or been terminated.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a) each of the representations and warranties of the Company shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect, except in the case of Section 4.5 and Section 4.6, to any limitation relating to materiality or Company Material Adverse Effect set forth therein), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing; and

(c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) (i) each of the representations and warranties of Parent and Merger Sub set forth in Section 5.10 and Section 5.11 shall be true and accurate as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the representations and warranties of Parent and Merger Sub set forth in Article V (other than in Section 5.10 and Section 5.11) shall be true and accurate as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation relating to materiality or Parent Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing;

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) Parent shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, to the effect that, at the Effective Time, after giving effect to the Merger and the other transactions contemplated hereby, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 7.4 Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.9(a).

ARTICLE VIII
TERMINATION

Section 8.1 Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to April 1, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c), then the Company may extend the Termination Date to October 1, 2012;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9(a);

(iii) if the Company Stockholders Meeting shall have concluded without the approval of this Agreement by the Company’s stockholders having been obtained in accordance with the DGCL; or

(iv) if the Company’s board of directors shall have effected a Change of Recommendation and/or approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal other than this Agreement, and/or permitted the Company to enter into an Acquisition Agreement related to an Acquisition Proposal;

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement that would result in any closing conditions set forth in Section 7.2(a) and Section 7.2(b) not being satisfied; or

(ii) subject to and in accordance with the provisions of Section 6.3; or

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has breached or failed to perform any of its representations and warranties or obligations under or in connection with this Agreement that would result in any closing condition set forth in Section 7.3(a) and Section 7.3(b) not being satisfied.

Section 8.2 Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.5(b), Section 8.2, Article IX and the last sentence of Section 6.2), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, Article IX, Section 6.5(b) and the last sentence of Section 6.2.  Nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or willful breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

New Source Holding Co., Ltd.
1, Electric Power Road
Zhou Cun District
Zibo, P.R. China
Attention: President

with a copy to:

McKenna Long & Aldridge LLP
303 Peachtree Street
Suite 5300
Atlanta, GA  30308
Attention:  Thomas Wardell, Esq.
Facsimile No.  (404) 527-4198

(b) if to the Company, to:

China Chemical Corp.
1, Electric Power Road
Zhou Cun District
Zibo, P.R. China
Attention: President

with a copy to:

McKenna Long & Aldridge LLP
303 Peachtree Street
Suite 5300
Atlanta, GA  30308
Attention:  Thomas Wardell, Esq.
Facsimile No.  (404) 527-4198

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section.  A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.  Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties.  The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement may also be executed and delivered by facsimile or other electronic means.

Section 9.6 Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Support Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the provisions set forth in Section 6.7 of this Agreement, (ii) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options to receive the Option Consideration at the Effective Time , are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Company shall be entitled to pursue and recover damages suffered by its stockholders, to the full extent as if such stockholders were parties hereto, in the event of Parent or Merger Sub’s breach of this Agreement or fraud.

Section 9.7 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Delaware.

Section 9.10 Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9 without bond or other security being required.

Section 9.12 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.  Any purported assignment hereof not in compliance with this Section 9.12 shall be null and void.

Section 9.13 Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

ARTICLE X
WAIVERS

Section 10.1 Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.2 Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3 Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

China Chemical Corp.

By:	/s/

Name:	Lu Feng

Title:	Chief Executive Officer

PARENT:

New Source Holding Co., Ltd.

By:	/s/

Name:	Lu Feng

Title:	President

MERGER SUB:

CHCC Acquisition Co., Inc.

By:	/s/

Name:	Lu Feng

Title:	Chief Executive Officer

ANNEX B

Opinion of Rockwell Global Capital, LLC

September 23, 2011

To the Board of Directors of China Chemical Corp. 1 Electric Power Plant Road Zhou Cun District Zibo, Shandong Province, 255330

China

Dear Members of the Board of Directors,

We understand that NSH (“Acquiror”), CHCC Acquisition Co., Inc., a newly formed, wholly-owned subsidiary of the Acquiror (“Merger Sub”) and, collectively with the Acquiror, the “Buyer Group”) and China Chemical Corp. (the “Company” or “you” and similar terminology) propose to enter into an Agreement and Plan of Merger dated October, 2011 (the “Merger Agreement”)

pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Transaction (other than shares of Company Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or by any holder who is entitled to demand and properly demands and perfects such holder’s appraisal rights) will be converted into the right to receive $1.50 in cash, without interest (the “Merger Consideration”).

You have requested that Rockwell Global Capital, LLC (“Rockwell” or “we,” “us” and “our” or similar terminology) provide an opinion (this “Opinion”) as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have, without limitation:

1.	Reviewed certain publicly available financial statements and other business and financial information of CHCC;

2.	Reviewed certain internal financial statements and other financial and operating data concerning CHCC;

3.
Reviewed certain financial projections prepared by CHCC’s management relating to the projected future earnings and cash flows of CHCC, as well as certain sensitivity adjustments thereto prepared by CHCC’s management at the direction of CHCC’s board of directors;

4.	Discussed the past and current operations and financial condition and the prospects of CHCC with senior executives of CHCC;

5.	Reviewed the reported prices and trading activity for CHCC’s common stock;

6.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

7.	Compared the financial performance of CHCC with that of certain other publicly-traded companies comparable with CHCC;

8.	Reviewed the prices and trading activity of the common stock of certain other publicly-traded companies;

9.	Reviewed the financial terms and conditions contained within the draft of the Merger Agreement dated September 23, 2011; and

10.	Performed such other analyses, reviewed such other information and considered such other factors as Rockwell Global Capital deemed appropriate.

In arriving at this Opinion, Rockwell did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Rockwell believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

In arriving at this Opinion, we have, with the Company’s consent, assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Rockwell by the Company, its management and agents (including, without limitation, the Financial Projections and Sensitivity Adjustments); by its
receipt hereof, the Company and its Board of Directors acknowledge that such information has, formed a substantial basis for our Opinion.

With respect to Financial Projections and Sensitivity Adjustments prepared by Company, Rockwell has assumed, with the Company’s consent, that the same have been reasonably prepared in a customary manner on bases reflecting the best currently available information regarding the Company and the best estimates and judgments of the management of the Company of the future financial performance of the Company.

In addition, Rockwell has assumed, with the Company’s consent, that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement reviewed by Rockwell, without any waiver, amendment or delay of any terms or conditions.

Rockwell has also assumed, with the Company’s consent, that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived by the holders of Company Common Stock in the proposed Transaction.

Rockwell has further, with the Company’s consent, relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger
Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents, without any amendments or modifications thereto.

Rockwell has further, with the Company’s consent, relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign (including those of the People’s Republic of China), and U.S. federal and state statutes, rules and regulations, and (ii) all foreign and domestic governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion.

The Company and its Board of Directors are specifically advised that Rockwell is not a legal, tax, accounting or regulatory advisor. Rockwell is a financial advisor only and has relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, structural, accounting and regulatory matters. No opinion, counsel or interpretation is intended hereunder or otherwise by Rockwell in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Rockwell has not made and will not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Rockwell furnished with any such valuations or appraisals. Rockwell is not a legal expert, and, for purposes of its analysis, Rockwell did not make any assessment of the status of any outstanding litigation involving the Buyer Group and the Company and excluded the effects of any such litigation in its analysis.

The Company and its Board of Directors are further specifically advised that this Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to Rockwell as of, the date of this Opinion. Events occurring after the date of this Opinion may affect the opinion expressed herein and the assumptions used in preparing it, and Rockwell does not assume any obligation to update, revise or reaffirm this Opinion. This Opinion was approved by a committee of Rockwell’s investment banking division and other professionals in accordance with its customary practice.

Rockwell has not been requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of the Company or any other party with respect to alternatives to the Transaction.

This Opinion is furnished for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Rockwell’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

The Company and its Board of Directors are further specifically advised that in the ordinary course of business, Rockwell and certain of its affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Rockwell will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.  The Company has also agreed to reimburse Rockwell for certain of its expenses and to indemnify Rockwell and certain related parties for certain potential liabilities arising out of our engagement.  In addition, Rockwell may in the future provide investment banking and financial advisory services to the Acquiror, the Company and their respective affiliates unrelated to the proposed Transaction, for which services Rockwell would expect to receive compensation.

In addition, the Company and its Board of Directors are further specifically advised that Rockwell has not been requested to opine as to, and this Opinion does not and will not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to be received in connection with the Transaction by the holders of Company Common Stock to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise or (ix) the fairness of any consideration to be received by members of the Buyer Group pursuant to the Merger Agreement.

Based upon and subject to the foregoing, and in reliance thereon, it is Rockwell’s opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

ROCKWELL GLOBAL CAPITAL, LLC

ANNEX C

Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

PROXY – CHINA CHEMICAL CORP.

The undersigned hereby appoints Lu Feng and Lu Lingliang, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of China Chemical Corp. (the “Company”), at its special meeting of stockholders to be held on _________ __, 2011 at the principal executive offices, located at 1, Electric Power Road, Zhou Cun District, Zibo, P.R. China, and at all adjournments thereof, which the undersigned could vote, if personally present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote on the items as specified on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF ALL MATTERS VOTED ON AT THE SPECIAL MEETING.  THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

           (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to be held on _______ __, 2011:

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR proposal 1 below

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger,dated as of ________ __, 2011, by and among China Chemical Corp., New Source Holding Co., Ltd., and CHCC Acquisition Corp.:	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.	☐
(see reverse for instructions)

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date